                                                                    EXHIBIT 1.29


          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                           EXCLUSIVE LICENSE AGREEMENT

      This Exclusive License Agreement ("Agreement") is made and entered into this 17th day of April 2002, by and between AltaRex Corp., a corporation organized and existing under Business Corporations Act (Alberta), Canada, with executive offices located at 610 Lincoln Street, Waltham, Massachusetts 02451 ("AltaRex") and Unither Pharmaceuticals, Inc., a wholly-owned subsidiary of United Therapeutics Corporation, a corporation organized and existing under the laws of the State of Delaware, located at 1110 Spring Street, Silver Spring, Maryland 20910, U.S.A. (hereinafter referred to as "UP"). AltaRex and UP may be referred to in this Agreement each individually as a "party" and jointly as the "parties."

                                    RECITALS

      WHEREAS, AltaRex has rights to certain antigen-targeted antibodies that may be effective in the treatment of certain diseases;

      WHEREAS, UP is involved in the development and commercialization of products potentially useful in the prevention, mitigation and treatment of disease; and

      WHEREAS, UP desires to obtain an exclusive license to certain intellectual property rights owned or controlled by AltaRex in order to develop and commercialize products for the treatment of diseases in accordance with the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

      1.1 "Affiliate" means with respect to any party and with respect to United Therapeutics Corporation any other Person which controls, is controlled by, or is under common control with, such party. As used in this Section 1.1, "control" means (a) that an entity or company owns, directly or indirectly, more than fifty percent (50%) of the voting stock of another entity, or (b) that an entity, person or group has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

      1.2 "Biomira Agreement" means that certain Amended and Restated License Agreement entered into by AltaRex and Biomira Inc. dated as of September 3, 1999.

      1.3 "Consideration" means any cash or non-cash consideration of any kind whatsoever, whether tangible or intangible, direct or indirect.

      1.4 "Core Development Team" means those individuals preliminarily identified on Appendix D attached to this Agreement and any other individuals who will be agreed upon by the parties after the Effective Date.

      1.5 "Data" means any and all preclinical and clinical research, safety, use, pharmacokinetics and efficacy data, Information, reports and analyses and all other information concerning the Licensed Technology which is available to AltaRex or UP and which is reasonably required for the development and commercialization of Products, including without limitation, compilations, analyses, reports, studies, copies of regulatory filings and proceedings which relate to the Licensed Technology.

      1.6 "Dollars" or "$" means United States dollars.

      1.7 "Effective Date" means the date appearing at the beginning of this Agreement.

      1.8 "FDA" means the United States Food and Drug Administration or any successor entity.

      1.9 "Field" means the treatment of any and all therapeutic indications and uses.

      1.10 "First Commercial Sale" means, with respect to any Product, the first sale for use or consumption by the general public of such Product. A transfer of the Product by UP or its sublicensees (i) for research and development purposes, or (ii) prior to UP's receipt of approval of an NDA by the FDA (or from the governing health authority of any other country) for use of such Product in humans, shall not be considered a First Commercial Sale.

      1.11 "Improvements" means any and all improvements to the Licensed Technology listed in Section 1.16(i), namely, OvaRex(R), BrevaRex(R), ProstaRex(TM), AR54, and GivaRex(TM), for use in the Field, whether or not patentable, including without limitation, intellectual property rights, improvements, successors, modifications, variations, revisions, versions and derivatives, as well as all data, know-how, methods, Information, processes, machines, manufactures or compositions of matter pertaining to the Licensed Technology to the extent they have application in the Field, which AltaRex may conceive, discover or develop at any time before or after the Effective Date of this Agreement and during the term hereof, and which AltaRex has an ownership or licensable interest but only to the extent that AltaRex has a right to grant a sublicense in such licensable interest.


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
      1.12 "Information" means information, results and data of any type whatsoever, in any tangible or intangible form, including without limitation inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, trade secrets, test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, and other legal information or descriptions, and all intellectual property rights therein.

      1.13 "Joint Intellectual Property" means (i) any Information specific to the development and/or commercialization of those certain antibodies known as OvaRex(R), BrevaRex(R), ProstaRex(TM), AR54, and GivaRex(TM) solely invented or developed by UP or on behalf of UP or jointly developed by or on behalf of the parties pursuant to this Agreement and all intellectual property rights therein, including without limitation any Patents, Know-How and Improvements to the extent claiming such Information, and (ii) any other Information jointly developed by or on behalf of the parties pursuant to this Agreement and all intellectual property rights therein, including without limitation any Patents, Know-How and Improvements claiming such Information. Notwithstanding the foregoing, (iii) inventions made solely by each party that are not under or do not incorporate the Licensed Technology, or (iv) any Information obtained by each party that is not under or does not incorporate the Licensed Technology, shall not be deemed to constitute Joint Intellectual Property and, accordingly, each party shall solely own all rights therein and thereto without restriction or obligation to the other party under this Agreement.

      1.14 "Know-How" means all Information, whether or not patentable, in which AltaRex has an ownership or licensable interest and (i) which are not generally known including without limitation ideas, concepts, formulae, procedures, methods, processes, protocols, techniques, materials and results of experimentation and testing, including samples, or (ii) which are set forth on Appendix B to this Agreement; and (iii) which are necessary or useful for UP to make, use, develop, sell or seek regulatory approval to market a Product, or otherwise necessary to practice or useful in practicing the Licensed Technology.

      1.15 "Laws" means all federal, state, provincial and local laws, ordinances, rules and regulations in any jurisdiction applicable to this Agreement or the activities contemplated under this Agreement, whether such laws, ordinances, rules and regulations are now or hereafter in effect.

      1.16 "Licensed Technology" means, collectively, (i) OvaRex(R), BrevaRex(R), ProstaRex(TM), AR54, and GivaRex(TM), their formulations and methods of administration; (ii) the Prior Development Technology; (iii) Patents, Know-How, and Joint Intellectual Property, (iv) all Information relating to those certain antibodies known as OvaRex(R), BrevaRex(R), ProstaRex(TM), AR54, and GivaRex(TM) in the course of any work conducted pursuant to this Agreement, and (v) Improvements. The Licensed Technology does not include any technology, formulation, method of administration, Patents, Know-How, Information or Improvements (collectively "NIH Materials") to the extent any rights to such NIH Materials are granted to AltaRex under the NIH Agreement (defined in Section 3.1 below) which NIH Agreement expires as of June 11, 2002. Upon AltaRex's receipt prior to June 11, 2002 of

UP's written notice that UP would like to sublicense the rights to such NIH Materials granted to AltaRex under the NIH Agreement, such Materials shall automatically be included in Licensed Technology.

      1.17 "NDA" means a New Drug Application filed with the FDA or any equivalent successor application.

      1.18 "Net Sales" means, with respect to any Product, the invoiced sales price of such Product by UP, its Affiliates and its sublicensees to Third Party purchasers, less the following deductions: (i) credits, allowances, discounts, rebates, chargebacks, adjustments, rejections and recalls for which the customer has been credited the original sales price and returns; (ii) price, cash, quantity, and trade discounts or rebates customary to the industry and actually allowed, given or accrued (including, but not limited to, cash, governmental and managed care rebates, and hospitals or other buying group chargebacks); (iii) sales, excise, inventory, value-added, and similar taxes (other than income tax) assessed on the sale of such Product; (iv) exportation, importation, transportation, and insurance charges; and (v) uncollectible accounts as it relates to reimbursement in a 6 month post-launch period provided UP exercises appropriate diligence with respect to obtaining reimbursement from state and federal agencies. Unless otherwise agreed among the parties in writing, "Net Sales" with respect to any Product requiring one or more active ingredients, manufacturing or delivery technologies to be in-licensed in addition to the Licensed Technology, means the invoiced sales price of such Product billed to Third Party purchasers, less all the allowances, adjustments, reductions, discounts, taxes, duties and other charges referred to in the foregoing sentence, multiplied by a fraction, the numerator of which shall be the manufacturing cost or acquisition cost, as applicable, of the Licensed Technology included in such Product and the denominator of which shall be the manufacturing cost or acquisition cost, as applicable, of all active ingredients, manufacturing and/or delivery technologies in such Product, including the Licensed Technology. In no event, however, shall the foregoing fraction be less than one-half (1/2). A sale of a Product shall be deemed to occur upon the earlier of (i) receipt of Consideration for such Product from a Third Party purchaser; or (ii) forty-five (45) days after shipment of Product to a Third Party.

      1.19 "Patents" means, within the Territory, (i) all domestic and international issued patents and patent applications set forth in Appendix A attached hereto which are owned by or licensed to AltaRex which claim (a) a Product, (b) the process of manufacture or use of a Product, or (c) a congener, if any, described within the patents or patent applications set forth in Appendix A to this Agreement, together with any and all patents that issue or in the future issue therefrom, including utility and design patents and certificates of invention, (d) any patent that claims an invention in the Licensed Technology, and (ii) any and all reissues, extensions, substitutions, confirmations, registrations, revalidations, renewals, supplementary protection certificates, additions, continuations, continuations-in-part, divisions, or foreign equivalents to any such patents and patent applications to the extent that they claim the subject matter set forth in (i) a, b, or c above. To the extent that any existing patent or patent application, patent disclosure or Improvement owned or licensed by AltaRex is necessary to practice any Patent as defined above, then such necessary patents, patent applications, disclosures, and Improvements will be included as Patents, to the extent that AltaRex is capable to do so.

      1.20 "Person" means an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

      1.21 "Prior Development Technology" means (i) all Information relating to those certain antibodies known as OvaRex(R), BrevaRex(R), ProstaRex(TM), AR54, and GivaRex(TM) acquired and/or conceived of and/or reduced to practice by AltaRex in the course of any research and/or any development work (including without limitation any clinical trials) conducted prior to this Agreement, and/or (ii) all right(s), title(s) and interest(s) in Information relating to those certain antibodies known as OvaRex(R), BrevaRex(R), ProstaRex(TM), AR54, and GivaRex(TM) that AltaRex has licensed, received by assignment and/or acquired in, from and/or pursuant to the Biomira Agreement or any other agreements, including without limitation, any Patents thereunder.

      1.22 "Product" means any product, use, application, administration, method of administration or treatment that utilizes and/or incorporates any of the Licensed Technology in the Field.

      1.23 "Registration" means, in relation to any Product, such approvals by government authorities as may be legally required before such Product may be commercialized.

      1.24 "Royalty Term" means, with respect to each Product in each country, the period of time equal to the longer of (i) ten (10) years from the date of the First Commercial Sale of such Product in such country, or (ii) if the manufacture, use, import, offering for sale, or sale of such Product in such country is covered by a Valid Patent Claim, the term for which such Valid Patent Claim remains in effect and would, if in an issued patent, be infringed but for the license granted by this Agreement.

      1.25 "Territory" means the universe with the exception of (i) the member nations of the European Union as of the Effective Date, and (ii) those certain countries and rights identified in Appendix C to this Agreement.

      1.26 "Third Party" means any Person other than AltaRex, UP, and their respective Affiliates.

      1.27 "University of Maryland Agreement" means that certain License Agreement entered into by AltaRex and the University of Maryland, Baltimore, dated as of August 27, 2001, a copy of which has been provided to UP under separate cover.

      1.28 "Valid Patent Claim" means a claim of an issued Patent that has not expired or been canceled, been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and/or been abandoned.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

      2.1 By Both Parties.

            2.1.1 Each party represents and warrants to the other that it has the full right, power and authority to enter into this Agreement, perform this Agreement and to grant all of the rights, property and authorizations granted in this Agreement; that this Agreement has been duly executed and delivered by each party and is a legal, valid and binding obligation enforceable against each party in accordance with its terms; that, to the best of its knowledge, there are no agreements, commitments or obstacles, technical or legal, including intellectual property rights of others, which could prevent it from carrying out all of its obligations hereunder; and that the execution, delivery and performance of this Agreement does not and will not violate any law, statute, local ordinance, state or federal regulation, court order, or administrative order ruling, its corporate charter or bylaws, nor any agreement by which it is bound.

            2.1.2 Each party represents and warrants that it will use its best efforts to obtain and maintain in full force and effect all necessary licenses, permits and other authorizations required by Law to carry out its duties and obligations under this Agreement. Each party shall cooperate with the other to provide such letters, documentation and other Information on a timely basis as the other party may reasonably require to fulfill its reporting and other obligations under Laws to applicable regulatory authorities. Except for such amounts as are expressly required to be paid by a party to the other under this Agreement, each party shall be solely responsible for any costs incurred by it to comply with its obligations under Laws. Each party shall conduct its activities hereunder in an ethical and professional manner.

            2.1.3 Each party hereby covenants that each of its employees and other Persons performing any work during the Initial Assessment Period (as defined below), under the UP Development Program (as defined below) or under the AltaRex Development Program (as defined below) shall have entered into a written invention assignment agreement requiring that each such Person assign to such party all right, title and interest in and to any Information conceived of and/or reduced to practice by such Person or its employees, consultants or agents in connection with any activities during the Initial Assessment Period, under the UP Development Program or under the AltaRex Development Program.

            2.1.4 Each party hereby covenants that it shall not knowingly misappropriate or otherwise misuse, nor shall it knowingly permit any of its employees, consultants or agents to misappropriate or otherwise misuse, any Information of any Third Party in its conduct during the Initial Assessment Period, of the UP Development Program or of the AltaRex Development Program hereunder.

      2.2 By AltaRex. AltaRex represents and warrants to UP that:

            2.2.1 AltaRex is, as of the Effective Date, the sole owner or exclusive licensee of the Licensed Technology in the Territory with the power and right to license or sublicense the Licensed Technology in accordance with this Agreement and, to the best of AltaRex's knowledge as of the Effective Date, the use of the Licensed Technology under the terms and conditions contemplated by this Agreement will not infringe upon any Third Party's know-how, patent or other intellectual property rights or constitute misuse of confidential information by UP;

            2.2.2 To the best of AltaRex's knowledge, no claim, whether or not embodied in an action past or present, of any infringement, of any conflict with, or of any violation of any patent, trade secret or other intellectual property right or similar right of any Third Party, other than by Biomira, Inc. has been made or is pending or AltaRex has knowledge of a potential claim with respect to such Patents or the Prior Development Technology;

            2.2.3 Before entering into this Agreement, AltaRex delivered to UP certain documents and Information concerning AltaRex and those certain antibodies known as OvaRex(R), BrevaRex(R), ProstaRex(TM), AR54, and GivaRex(TM) (collectively, the "AltaRex Information Documents"). The AltaRex Information Documents are accurate, complete (to permit UP a right to practice the license granted under Section 3.1) and correct in all material respects.

            2.2.4 To the best of AltaRex's knowledge, (i) there is no action, suit, proceeding or investigation pending or threatened against AltaRex that challenges the validity of this Agreement or the right of AltaRex to enter into this Agreement, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse change in the development of those certain antibodies known as OvaRex(R), BrevaRex(R), ProstaRex(TM), AR54, and GivaRex(TM); or commercial sales of a Product hereunder. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of AltaRex's employees, their use in connection with AltaRex's business or any Information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers; (ii) any pending or threatened claims or litigation brought by a Third Party under any Third Party patent, trade secret or other Third Party proprietary right in respect of AltaRex's exploitation of the Licensed Technology; (iii) any basis upon which practice of the inventions described in the Patents or Know-How would infringe on the rights of Third Parties; (iv) any licenses or other restrictions on the ability to develop, make, have made, use, import, market, promote, sell, have sold or otherwise practice the Licensed Technology; or (v) any scientific Information, published or unpublished, relating to studies or experiments with the Licensed Technology, whether conducted by AltaRex or by other parties, that would suggest development and commercialization of the Licensed Technology is not feasible;

            2.2.5 To the best of AltaRex's knowledge, AltaRex is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would have a material adverse effect on the license granted pursuant to Section 3.1;

            2.2.6 To the best of AltaRex's knowledge, AltaRex is not in violation of any applicable Laws or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would have a material adverse effect on the development and commercialization of those certain antibodies known as OvaRex(R), BrevaRex(R), ProstaRex(TM), AR54, and GivaRex(TM), or the commercial sales of a Product hereunder;

            2.2.7 A complete list of (i) all patents and patents applications included in the Patents as of the Effective Date and (ii) all Patents owned by Third Parties and validly and exclusively licensed to AltaRex, with the unrestricted right to exclusively sublicense to UP, is provided at Appendix A attached to this Agreement. AltaRex owns or controls under valid licenses and has the right to license or sublicense, all right, title and interest in and to all such Third Party Patents listed on Appendix A. A complete list of all Information and data included in the Know-How as of the Effective Date is provided at Appendix B attached to this Agreement;

            2.2.8 AltaRex has made or will make available to UP all material technical Information in its possession or control that is pertinent to development or commercialization of the Licensed Technology as permitted in
Section 3.1;

            2.2.9 The Core Development Team identified on Appendix D constitutes those individuals who have been developing the Licensed Technology for AltaRex prior to the Effective Date and the individuals who AltaRex considers necessary for the continued development of the Licensed Technology in accordance with this Agreement; and

            2.2.10 AltaRex will act in accordance with Section 4.5.2 below.

            2.2.11 AltaRex is in compliance in all material respects with all its obligations under the Biomira Agreement.

            2.2.12 Prior to the Effective Date, AltaRex has filed assignments with the Canadian Patent Office assigning the following patent applications to
AltaRex: #[**] and #[**]. As soon as practical after a serial number has been designated by the Canadian Patent Office, AltaRex shall file an assignment with the Canadian Patent Office assigning the following patent application to
AltaRex: that Canadian national application identified as [**].

      2.3 By UP. UP represents and warrants to AltaRex that:

            2.3.1 UP will use commercially reasonable efforts to develop and commercialize and market Products for one or more indications within the Field;

            2.3.2 UP will use its commercially reasonable best efforts to conduct its Initial Assessment Period obligations and meet its development obligations and milestones in accordance with Sections 4.1 and 4.2 below;

            2.3.3 UP will conduct all studies and clinical trials in accordance with all applicable Laws, Good Clinical Practices and medical ethical rules;

            2.3.4 UP will adhere to all applicable Laws and Good Manufacturing Practices in the manufacturing, storing, selling, and exporting of Product;

            2.3.5 UP will not use any individual to perform any services as contemplated by this Agreement who has been disbarred pursuant to the United States Food, Drug and Cosmetic Act; and

            2.3.6 UP will adhere to all applicable Laws regarding any of UP's obligations under this Agreement.

                                    ARTICLE 3
                                      GRANT

      3.1 Grant. Subject to the terms of this Agreement and with the exception of Joint Intellectual Property defined in Section 1.13(ii), AltaRex hereby grants to UP a sole and exclusive, non-transferable (other than to an Affiliate with prior written notice to AltaRex), royalty bearing license in the Territory, with the right to grant sublicenses, under the Licensed Technology to develop, make, have made, use, import, market, promote, sell and have sold Products within the Field in the Territory. With respect to AR54 only, UP agrees and acknowledges that the Licensed Technology and AltaRex's grant hereunder, excludes any and all rights granted to AltaRex under the Public Health Service Patent License Agreement entered into between the National Institutes of Health and AltaRex effective as of September 11, 1999 (the "NIH Agreement") and which NIH Agreement expires as of June 11, 2002.

      3.2 Sublicenses. With the exception of Joint Intellectual Property defined in Section 1.13(ii), UP shall have the right to grant sublicenses, in the Territory, under the license in Section 3.1 above to any Third Party or Affiliate. UP shall deliver a copy of each sublicense under this Agreement to AltaRex promptly after execution of the same. Each sublicensee shall be subject to the same and identical terms and conditions of this Agreement. UP shall be liable for all actions of UP's sublicensees.

      3.3 Grant to AltaRex under Section 1.13 (i). UP hereby grants to AltaRex a sole and exclusive, royalty-free license, with the right to grant sublicenses, under its interest in Joint Intellectual Property as defined in Section 1.13 (i) to develop, make, have made, use, import, market, promote, sell and have sold Products within the Field outside of the Territory only.

      3.4 Grant to AltaRex under Section 1.13 (ii). UP hereby grants to AltaRex a sole and exclusive, royalty-free license, with the right to grant sublicenses, under its interest in Joint Intellectual Property as defined in Section 1.13
(ii) to the extent that such Joint Intellectual Property is not specific to the development and/or commercialization of those certain antibodies known as OvaRex, BrevaRex, ProstaRex, AR54 and GivaRex.

      3.5 Sublicense Rights. Notwithstanding anything in this Agreement to the contrary, both parties agree that they will not sublicense any Joint Intellectual Property as defined in Section 1.13 (ii) to a Third Party or to an Affiliate without the prior written consent of the other party.

      3.6 Covenant Not to Sue. AltaRex agrees that it will not assert nor cause to be asserted against UP, its Affiliates or its sublicensees any existing invention, Information, patent or know-how not included in the Licensed Technology that is or might be infringed by reason of UP, its Affiliates or its sublicensees' exercise of rights granted to UP under this Article 3.

      3.7 Biomira Agreement. The exclusive license granted to UP under this Agreement to the extent that such license covers Technology (as defined in the Biomira Agreement) (and the other provisions of this Agreement to the extent applicable) are subject and subordinate to the following sections of the Biomira Agreement (and any other provisions of the Biomira Agreement, such as the defined terms in Section 1.1 of the Biomira Agreement, which may be reasonably necessary to permit an understanding of such sections): Section 2.1, Section 2.3, Section 2.4, Section 2.7, Section 3.5, Section 4.3, Section 4.5, Section 4.6, Article V, Section 6.1.1 and Section 6.1.2. Copies of these sections of the Biomira Agreement are attached to this Agreement as Appendix E.

      3.8 University of Maryland Agreement. The exclusive license granted to UP under this Agreement to the extent that such license covers Patent Rights (as defined in the University of Maryland Agreement) (and the other provisions of this Agreement to the extent applicable) are subject and subordinate to the following sections of the University of Maryland Agreement (and any other provisions of the University of Maryland Agreement, such as the defined terms in
Section 1.02 and Article 2 and Exhibit A of the University of Maryland Agreement, which may be reasonably necessary to permit an understanding of such sections): Section 3.01, Section 3.02, Section 3.04, Section 3.05, Article 4,
Article 6, Section 7.01, Section 7.02, Section 7.03, Section 8.01(h), Section 8.01(i), Section 9.01, Section 9.02, Article 10, Section 11.01, Section 11.02,
Section 11.03, Section 11.04, Section 11.06, Section 11.07, Section 11.08, and
Section 19.04.

                                    ARTICLE 4
                    DEVELOPMENT AND COMMERCIALIZATION PROGRAM

      4.1 Initial Assessment Period.


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
            4.1.1 The parties acknowledge that it will be beneficial to UP to work closely with AltaRex for a period of time following the Effective Date in order to (i) perform a top-to-bottom assessment of all aspects of the development of the Licensed Technology conducted by or on behalf of AltaRex prior to the Effective Date so that UP may be fully informed of all development progress, status, issues, concerns, assumptions, strategies, trade-offs, limitations, decisions and similar elements and factors bearing on the state of the Licensed Technology as of the Effective Date, and (ii) to reengineer, redesign, develop, propose and optimize turnkey solutions and strategies going forward with respect to all aspects of the successful development of the Licensed Technology including, without limitation, manufacturing, clinical trial design including a pivotal trial design for OvaRex(R), intellectual property strategies, and market and competitive assessments, the foregoing period referred to as the "Initial Assessment Period".

            4.1.2 UP shall provide written notice to AltaRex when it has substantially completed the Initial Assessment Period to its satisfaction and is prepared to proceed with the UP Development Program in accordance with Section
4.2 below or determines not to proceed with the UP Development Program (the date of such notice being the last day of the Initial Assessment Period if not earlier delivered in writing to AltaRex); provided, however, that the Initial Assessment Period shall be no longer than 240 days following the Effective Date. UP's conclusions, recommendations and strategies going forward that result from the Initial Assessment Period shall be presented to the Advisory Committee for evaluation and discussion.

            4.1.3 From the Effective Date, UP, at its sole expense, shall fund all reasonable and direct ongoing development costs incurred by either AltaRex or UP in accordance with this Agreement and with respect to developing the Licensed Technology in the Territory during the Initial Assessment Period only; provided, however, that AltaRex shall not incur any such development expenses (the "AltaRex Expenses") following the Effective Date that are not (i) in accordance with a budget approved by UP (the "AltaRex Expense Budget"), which approval shall not be unreasonably withheld or delayed, or (ii) with the prior written approval of UP, which approval shall not be unreasonably withheld or delayed.

                  4.1.3.1 AltaRex shall provide UP with a detailed monthly invoice within 15 days of the end of each month with a detailed listing of all AltaRex Expenses by category of the AltaRex Expense Budget. The total for each category shall be compared to the amount allowed in the AltaRex Expense Budget for that month. If a category total exceeds the budgeted amount (i.e., a negative variance), the excess will not be reimbursed until a positive variance accumulates in a future month. Each invoice shall also be signed by an officer of AltaRex and shall certify that (i) all information contained in each invoice is complete and accurate and that AltaRex has no information that would require adjustment to any prior invoices; and (ii) the invoices do not contain any charges for which UP is not responsible in accordance with this Agreement including, without limitation, any costs that are not with respect to developing Licensed Technology in the Territory . AltaRex shall provide copies of all vendor invoices being passed through on the monthly invoice. AltaRex shall be solely responsible for all AltaRex Expenses that are in excess of an approved AltaRex Expense Budget.

                  4.1.3.2 AltaRex shall not enter into agreements with Third Parties with respect to AltaRex Expenses without first submitting to UP a detailed proposal, budget and contract for each contract proposed to be performed by such Third Parties. UP will have the right to review and either approve or reject these proposals in its sole discretion and in a timely manner. Upon approval, AltaRex shall notify UP as to any material revisions to the proposed contract for services with such approved Third Party and shall send detailed invoices for all work performed by approved Third Parties to UP for review prior to payment. All AltaRex expenditures in excess of $25,000 shall be pre-approved in writing by an officer of UP.

                  4.1.3.3 AltaRex and UP will use its commercially reasonable best efforts to efficiently transition payment for all ongoing expenses to UP for direct payment. Within five days of the Effective Date, AltaRex shall provide a list of vendors from whom services have been procured and to whom amounts are expected to come due during the Initial Assessment Period. The list shall indicate the termination provisions of each vendor relationship and the expected amounts to be paid under each arrangement.

            4.1.4 The parties expect that UP will hire some of the Core Development Team within 30 days of the Effective Date (the "Transition Period"). UP agrees that it shall reimburse AltaRex for all actual and ordinary costs of employment of the Core Development Team during the "Transition Period", including wages, severance and benefits as provided in this Article 4 and Appendix D. During the Transition Period, AltaRex shall (i) make no changes to compensation paid to the Core Development Team without the prior approval of UP,
(ii) operate the Licensed Technology in the same manner as it has been operated in the week prior to the Effective Date without the prior approval of UP, (iii) not enter into any agreements that may encumber the Licensed Technology within the Territory without the prior approval of UP, and (iv) present to UP on May 17, 2002 a detailed invoice identifying all expenses incurred by AltaRex with respect to the Licensed Technology in the Territory during the Transition Period, including, without limitation, development costs as contemplated by
Section 4.1.3, employment costs contemplated by Section 4.1.4, expenses contemplated by Section 4.1.6 and severance costs contemplated by Section 4.1.7. AltaRex may invoice UP from time to time after May 17, 2002 in connection with other expenses incurred during the Initial Assessment Period for which UP is responsible in accordance with the provisions of this Article 4. UP shall examine each invoice and pay any undisputed amounts within five business days.

            4.1.5 In the event that UP does not provide written notice to AltaRex of its decision to proceed with the UP Development Program in accordance with Section 4.2 below within [**] days or provides written notice of its determination not to proceed with the UP Development Program, then in such event AltaRex in its discretion may terminate the exclusive license granted to UP under this Agreement immediately on upon fifteen (15) day advance written notice to UP unless within such 15-day period UP issues such written notice. Upon fifteen (15) day written notice to AltaRex at any time during the Initial Assessment Period or within thirty days following completion of the Initial Assessment Period, UP may terminate the exclusive license granted to it under this Agreement. Upon the foregoing termination events, the terms of Section 11.4.2 shall apply.

            4.1.6 During the Transition Period, the Initial Assessment Period and the UP Development Program for so long as AltaRex and UP agree that UP may maintain employees co-located with AltaRex employees, UP will pay for its proportionate share of overhead expenses related to the common facilities as used by the co-located employees. The parties shall agree on reasonable and customary terms for calculating the proportionate share of overhead expenses and for UP's payments to AltaRex.

            4.1.7 UP agrees to assume the severance obligations of, and pay or reimburse AltaRex for those severance expenses identified in Appendix D relating to UP's termination of the employment of any member of the Core Development Team without Cause in accordance with such employees' respective letter agreements; provided, however, that AltaRex shall be responsible for severance obligations, if any, solely for any employees who choose to leave AltaRex during the Transition Period and not as a result of being terminated by UP without Cause. For the purposes of this Section 4.1.7, Cause shall mean a failure to perform an employee's responsibilities after two prior written warnings.

            4.1.8 Prior to the Effective Date, AltaRex has ordered certain manufacture, formulation and other production services with respect to the preparation of bulk drug product, clinical trial material and other forms and formulations of OvaRex(R) ( the "OvaRex(R) CTM") as identified in Appendix F. UP agrees that it shall be responsible for the payment of the batches of such OvaRex(R) CTM identified in Appendix F as lots #2 and lots #3, estimated at approximately US$[**] each in cost, as such invoices are generated in the ordinary course of business.

      4.2 Development Program. Subject to AltaRex performing AltaRex's obligations to provide all relevant materials and Information under this Agreement, UP shall use its commercially reasonable best efforts following completion of the Initial Assessment Period to diligently develop and conduct such research, development and preclinical and clinical trials to obtain the necessary regulatory approvals to market and commercialize such Products as UP determines are commercially feasible, and diligently obtain necessary approvals to commence marketing and market one or more Products in the United States and such other countries of the Territory as UP determines are commercially feasible (hereinafter the "UP Development Program"). The UP Development Program shall be directed by UP pursuant to the results from the Initial Assessment Period as evaluated by the Advisory Committee created under Section 4.9 below and as reasonably approved by UP.

            4.2.1 UP Development Program Milestones. UP shall use its best efforts to conduct the UP Development Program and, if in UP's opinion, the results of the UP Development Program so justify, to seek Registration for such Product in the United States and pursue manufacturing, commercialization and marketing of Products in the United States, and thereafter in such additional countries within the Territory as UP determines are commercially feasible. The UP Development Program shall include such product development work as UP may, in its sole discretion, consider necessary for such Registration. UP shall complete enrollment in a pivotal OvaRex(R) study by [**]; and (ii) make an OvaRex(R) BLA submission by [**]; provided, however, that the foregoing milestone dates shall be extended by that number of days as is equivalent to the duration of the Initial Assessment Period.

            4.2.2 Failure to Meet Milestone Schedule. Subject to Section 4.2.3 below, in the event of UP's failure to perform in accordance with the development milestones in Section 4.2.1 above, AltaRex in its discretion may terminate the exclusive license granted to UP under this Agreement upon 120-day advance written notice to UP, unless within such 120-day period, UP achieves such milestone obligation. Upon such termination, the terms of Section 11.4.2 shall apply.

            4.2.3 Suspension of Milestone Schedule. UP's obligation to meet the development milestones provided in Section 4.2.1 above is expressly conditioned on the continuing absence of any material safety or regulatory event or condition (such as, but not limited to, a regulatory action affecting a Product or the existence of an issue relating to the safety or efficacy of a Product) that UP after performing due diligence and exercising reasonable business judgment, determines that development or marketing of the Product should be suspended or stopped altogether. In such an event, (i) UP's obligations to develop or market a Product shall be suspended so long as any such condition or event exists, and (ii) the development milestone schedule provided in Section
4.2.1 shall be extended by the period of any such suspension.

      4.3 Reports. UP will provide AltaRex with quarterly written progress reports, summarizing in detail UP's activities relating to the Initial Assessment Period or the UP Development Program, and will provide such other Information reasonably requested by AltaRex.

      4.4 Disclosure of Inventions and Development Results. Each party shall provide to the other party a complete written disclosure for each and every invention or other discovery, whether or not patentable, first conceived or reduced to practice in the performance of the Initial Assessment Period, the UP Development Program or the AltaRex Development Program (as it relates to the Licensed Technology) including without limitation, Improvements (whether or not AltaRex has a right to grant a sublicense with respect to such Improvement) and Joint Intellectual Property, promptly after each such invention is made. Each party shall regularly inform the other party of the results of the Initial Assessment Period, the UP Development Program or the AltaRex Development Program (as it relates to the Licensed Technology), and shall provide copies of the results and raw data from the Initial Assessment Period, the UP Development Program or the AltaRex Development Program (as it relates to the Licensed Technology), as requested. As used herein, "raw data" means all Information generated by employees and other Persons working on the Initial Assessment Period, the UP Development Program or the AltaRex Development Program (as it relates to the Licensed Technology), whether in written, graphic or electronic form, and including without limitation all materials such as films, printouts, and photographs that record such Information, concerning work conducted pursuant to the Initial Assessment Period, the UP Development Program or the AltaRex Development Program (as it relates to the Licensed Technology).

      4.5 Regulatory Efforts and Coordination.

            4.5.1 Within the Territory. UP shall solely manage all applications, requests for authorization, submissions of Information and data and for all interactions with the FDA or applicable governing health authority for the purpose of attempting to obtain registration of the Products within the Territory in accordance with the Initial Assessment Period or the UP Development Program. UP shall have the final authority to make all clinical and regulatory decisions with respect to the registration of Products within the Territory in its sole reasonable discretion. UP shall provide AltaRex with sufficient time to review and approve all material submissions of Information and data prior to submission to the FDA or applicable governing health authority, and AltaRex shall participate and collaborate in the process of Product registration including, without limitation, participation in meetings with regulatory authorities and interaction with UP staff, contractors and consultants on a regular basis regarding the development and commercialization of Products. UP shall solely and exclusively own all regulatory applications, approvals, clinical data and Product registrations obtained by UP or its Affiliates with respect to Products within the Territory, including retaining control and ownership of each Drug Master File related to the Licensed Technology within the Territory. For the avoidance of doubt, the foregoing materials shall be deemed to be Data.

            4.5.2 Outside of the Territory. AltaRex intends to research, develop and conduct certain preclinical and clinical activities in order to obtain the necessary regulatory approvals to market and commercialize products incorporating or based directly or indirectly on the Licensed Technology outside of the Territory as AltaRex shall determine in its discretion (hereinafter the "AltaRex Development Program"). AltaRex shall provide prompt written notice to UP of all aspects of the AltaRex Development Program, and shall promptly update UP in writing with respect to all material changes in such AltaRex Development Program that may arise from time to time. UP shall review and approve in writing the AltaRex Development Program, and all material changes thereto from time to time, in an effort to ensure that the Initial Assessment Period and the UP Development Program are not jeopardized or adversely affected by the AltaRex Development Program, such approval not to be unreasonably withheld or delayed by UT. Qualified personnel of UP shall be permitted to participate and collaborate in the Product registration process by AltaRex outside of the Territory, including without limitation the review of filings prior to submission to regulatory authorities outside of the Territory, participation in meetings with regulatory authorities, and interaction with AltaRex personnel on a regular basis regarding the status of regulatory filings. The parties shall closely cooperate on any matters involved in and arising from the development and commercialization process that may materially affect the other party's efforts to register Products within each party's respective territory. Each party shall closely consult with the other with regard to its participation in important clinical development meetings. AltaRex shall provide UP with quarterly written progress reports, summarizing in detail AltaRex's activities relating to the AltaRex Development Program, and will provide such other Information reasonably requested by UP.

            4.5.3 Clinical Data. Each party hereby grants to the other party full and complete access to all Data it develops or controls for the other party's use in connection with such party's efforts to obtain Product registrations within such party's territory, including without limitation the right to use and submit all Data to governmental authorities to the extent legally required and as otherwise necessary in support of Product applications for registration, and to make full reference to the CMC and Drug Master File.

      4.6 Records. Each party shall maintain complete and accurate records, in sufficient detail and in good scientific manner appropriate for patent purposes, which shall properly reflect all work conducted and all results achieved in the performance of its research and development regarding the Licensed Technology and the Products (including all data in the form required under all applicable laws and regulations) appropriate for patent and regulatory purposes. The other party shall have the right, during normal business hours and upon reasonable notice to inspect and copy such records.

      4.7 Visits. Appropriate employees, agents and outside consultants of each party may visit the other party at its offices and laboratories during normal business hours and upon reasonable prior written notice in the event that the parties' offices are not co-located in the same facility, and may discuss the Initial Assessment Period and its results, the UP Development Program and its results and the AltaRex Development Program and its results in detail with the technical personnel and consultants of the other party. All visits shall be conducted in a manner so as not to disrupt a party's business nor cause any disclosure of any other confidential information of such party.

      4.8 Compliance with Laws. The parties shall comply with all applicable Laws in performing their obligations hereunder and in any of their dealings with respect to the Product.

      4.9 Advisory Committee.

            4.9.1 Composition of the Advisory Committee. An Advisory Committee shall be comprised of two representatives of AltaRex and two representatives of UP with an appropriate level of skill, experience and familiarity with the Initial Assessment Period, the UP Development Program or the AltaRex Development Program. The initial representatives for AltaRex shall be Richard E. Bagley and Robert Newman. The initial representatives for UP shall be Martine Rothblatt, Ph.D. and Barry Kanarek, M.D. Each party may substitute one or more of its representatives, in its sole discretion, effective upon agreement of the other party of such change, such agreement not to be unreasonably withheld or delayed.

            4.9.2 Meetings. The Advisory Committee shall meet not less than twice each year during the term of this Agreement on such dates and at such time and places as agreed to by the parties, alternating between AltaRex's principal offices and UP's principal offices, or such other locations as the parties shall agree, unless both parties mutually determine that a meeting should not take place. At such meetings, the Advisory Committee shall discuss the parties' research and prospective development and commercialization efforts under this Agreement, the Initial Assessment Period, the development budget, development priorities,

UP's requirements from AltaRex, any actual regulatory filings regarding Products together with any anticipated regulatory filings with respect to possible products, pricing of Product, patent filings, and, in general, shall coordinate the development and commercialization of Products. Each party shall bear its own expenses in connection with travel and attendance at such meetings.

      4.10 AltaRex Obligations.

            4.10.1 Information. AltaRex, at its sole expense, shall be responsible for the timely delivery to UP of all Information available to AltaRex regarding the Licensed Technology and reasonably required by UP to fulfill its obligations under this Agreement, including but not limited to, Information, compilations, analyses, reports, studies, data, copies of regulatory filings and proceedings which AltaRex has developed or acquired which may be related to the licensed rights and which concerns or relates to preclinical and clinical research, safety, use, efficacy, and copies of findings or reports which are required by the FDA or similar regulatory agencies.

            4.10.2 Cooperation. AltaRex shall, upon the request by UP, provide UP with reasonable assistance and consultation regarding the Licensed Technology, including reasonable access to sample materials and data and the execution of necessary and appropriate instruments and documents.

            4.10.3. Clinical Trial Material. AltaRex shall provide UP free of charge with all bulk drug substance, clinical trial material and other forms and formulations of OvaRex(R) and other compounds and products within the Licensed Technology in AltaRex's possession or control as of the Effective Date as UP shall reasonably request in connection with the performance of its obligations during the Initial Assessment Period and the UP Development Program and otherwise in accordance with this Agreement.

      4.11 Registration of License. UP may, at its expense, register the exclusive license granted under this Agreement in any country, or community or association of countries within the Territory, where the use, sale or manufacture of a Product in such country would be covered by a Valid Patent Claim. Upon request of UP, AltaRex agrees, after AltaRex reviews for accuracy, promptly to execute any "short form" licenses in a form submitted to it by UP from time to time in order to effect the foregoing registration in such country.

      4.12 Supply of Products. UP will be contracting for the manufacture and supply of clinical trial material and commercial Products. If requested by AltaRex, the parties shall commence good faith negotiations to enter into an agreement in which AltaRex's reasonable requirements for clinical trial material and commercial Products for use outside the Territory may be added to UP's purchasing requirements; provided, however, that such additional AltaRex requirements do not result in increased costs, manufacturing delays, or otherwise jeopardize in any manner the cost, quality and timely delivery of clinical trial material or Products in accordance with the UP Development Program. Such agreement shall include payment price, delivery schedule, ordering procedures and other standard terms and conditions contained in similar agreements.

                                    ARTICLE 5
                             PAYMENTS AND ROYALTIES

      5.1 Milestone Payments. In partial consideration for the grant of the license under the Licensed Technology to UP under Section 3.1, UP shall pay AltaRex the milestone payments in the amount specified below for each indication for which UP seeks regulatory approval of a Product, such payment to be made within thirty days following the completion of the corresponding event designated below:

                                                            Milestone Payment
               Milestone Event                            (Millions of Dollars)
               ---------------                            ---------------------
               Commencement of pivotal Phase 3
                   enrollment                                    $[**]
               Completion of BLA filing                          $[**]
               BLA approval by FDA                               $[**]

The parties acknowledge that the first milestone payment to AltaRex in connection with the development of OvaRex(R) for the treatment of ovarian cancer shall be upon completion of a BLA filing.

      5.2 Royalties.

            5.2.1 In partial consideration for the grant of the license under the Licensed Technology to UP under Section 3.1, following First Commercial Sale UP shall pay AltaRex a stepped royalty based on the aggregate annual Net Sales of each Product sold in the Territory by UP, its Affiliates and sublicensees during the Royalty Term:

               Annual Net Sales 0 - $[**]                        [**]%
               Annual Net Sales $[**] - $[**]                    [**]%
               Annual Net Sales over $[**]                       [**]%;

provided, however, that (i) with respect to Net Sales of OvaRex(R) only, the above royalty rates shall apply with UP responsible for payment of an additional [**]% royalty directly to Biomira, Inc. in accordance with the Biomira Agreement, and (ii) with respect to Net Sales of ProstaRex(TM) only, the above royalty rates shall apply with UP responsible for payment of an additional [**]% royalty directly to the Noujaim Institute in accordance with the Noujaim Institute for Pharmaceutical Oncology Research, Faculty for Pharmacy and Pharmaceutical Sciences, University of Alberta Research Agreement.

      5.3 Accrual of Royalties. No royalties shall be payable on a Product distributed to Third Parties solely as a sample for testing or evaluation purposes. No multiple royalty shall be payable on the sale of any one Product. No multiple royalty shall be payable on a Product because the manufacture, use or sale of such Product is covered by more than one Patent or is subject to both Know-How and a Valid Patent Claim. UP shall have the right to distribute (without receipt of Consideration and without payment of a royalty to AltaRex) in any calendar year for compassionate purposes to indigent patients, an aggregate of up to [**] percent ([**]%) of the total number of Products sold in units (with the receipt of Consideration) in such calendar year by UP, its Affiliates and sublicensees.

      5.4 Third Party Royalties. With the exception of possible royalties to Biomira, Inc. and the Noujaim Institute in accordance with Section 5.2 above, if UP, its Affiliates or its sublicensees determine, at UP, its Affiliates' or its sublicensee's discretion and after consulting with AltaRex, that they are required to pay royalties to any Third Party because the manufacture, use or sale of Products infringes any patent or other intellectual property rights of such Third Party in any country in the Territory, UP, its Affiliates or its sublicensees may deduct from royalties thereafter due with respect to Net Sales of such Product in such country up to ([**] percent, [**]%)of the royalties or such other fees paid to such Third Party; provided, however, that in no event shall the royalties due on such Net Sales of Products on account of any reduction pursuant to this Section 5.4 be thereby reduced by more than [**] percent ([**]%) of the royalties which otherwise would have been due hereunder on such Net Sales of such Products (reflecting [**]% of the Reduced Royalty where the Reduced Royalty applies in accordance with Section 5.8).

      5.5 Compulsory Licenses. Should a compulsory license be granted to a Third Party under the applicable laws of any country in the Territory under the Licensed Technology hereunder, the royalty rate payable hereunder for the sale of Products in such country shall be reduced by an amount equivalent to the lower royalty rate granted to such Third Party for such country.

      5.6 Commercial Hardship. If in any country UP can demonstrate that for any reason beyond it, its Affiliates' or its sublicensees' control the royalty payable hereunder by UP causes or may cause UP, its Affiliate or its sublicensee a significant reduction in its or their sales of Product in that country, or otherwise causes or may cause hardship in the promotion or sale of Product in a country, the parties shall meet and in good faith endeavor to agree on a reduction in the royalty rate payable in that country that will place UP, its Affiliates or its sublicensees in a position to competitively market such Product in such country.

      5.7 Reduction in Royalty Due to Invalid Claim. In the event that all applicable patent claims included in the Patents under which UP is selling or actively developing a Product shall be held invalid by a court of competent jurisdiction in a given country, whether or not there is a conflicting decision by another court of competent jurisdiction in such country, the royalty to be paid by UP under this Section 5 shall be reduced to [**] percent

([**]%) of the royalties which otherwise would have been due hereunder on such Net Sales of such Products in such country (reflecting [**]% of the Reduced Royalty where the Reduced Royalty applies in accordance with Section 5.8) until such judgment shall be finally reversed by an unappealed or unappealable decree of a court of competent jurisdiction of higher dignity in such country; provided, however, that if and to the extent such judgment is finally reversed by an unappealed or unappealable decree of a court of competent jurisdiction, the former royalty payments shall be resumed and the royalty payments not therefore made shall become due and payable.

      5.8 Reduction in Royalty Due to Failure of Material Patent Claim to Issue. In the event that at least one Material Claim fails to issue in a country of the Territory prior to regulatory approval of the first Product in such country, then the royalty to be paid by UP under this Section 5 shall be reduced to [**] percent ([**]%) of the royalties which otherwise would have been due hereunder on Net Sales of such Product in such country (the "Reduced Royalty"), provided however that if a Material Claim issues for a Product in such country after approval, the reduced royalty rate provided in this Section 5.8 shall no longer apply following the date such Material Claim issues with respect to sales in such country for so long as such Material Claim remains a Valid Patent Claim. For the purposes of this Section 5.8, a "Material Claim" is a claim which has a scope at least as broad as the following claim: a method of eliciting a host immune response comprising administering to a host in need thereof a binding agent which binds to an epitope of a multi-epitopic antigen and forms a binding agent/antigen pair in said host, such that a host immune response is elicited against at least a second epitope on the antigen.

      5.9 Sublicensing. In the event that UP grants a sublicense under Section
3.2 to a sublicensee to make, use or sell the Product, such sublicenses shall require the sublicensee to account for and report its Net Sales of the Product on the same basis as if such sales were Net Sales of the Product by UP, and UP shall pay royalties on such sales as if the Net Sales of the sublicensees were Net Sales of UP.

                                    ARTICLE 6
                     ROYALTY REPORTS, ACCOUNTING AND PAYMENT

      6.1 Reports, Exchange Rates. UP shall notify AltaRex in writing promptly upon the First Commercial Sale of a Product by UP, its Affiliates or its sublicensees. During the term of this Agreement following the First Commercial Sale of a Product, UP shall furnish to AltaRex a quarterly written report showing in reasonably specific detail, on a country by country basis: (i) the gross sales of each Product sold by UP, its Affiliates and its sublicensees during the reporting period and the calculation of Net Sales from such gross sales; (ii) the royalties payable in Dollars, if any, which shall have accrued hereunder based upon Net Sales of each Product; (iii) the withholding taxes, if any, required by law to be deducted in respect of such sales; (iv) the date of the First Commercial Sales of each Product in each country during the reporting period; and (v) the exchange rates used in determining the amount of Dollars. With respect to sales of Products invoiced in Dollars, the gross sales, Net Sales, and royalties payable shall be expressed in Dollars. With respect to sales of Products invoiced in a currency other than Dollars, the gross sales, Net Sales and royalties payable shall be expressed in the domestic currency of the party making the sale together with the Dollar equivalent of the royalty payable. The Dollar equivalent shall be calculated using the average exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading "Currency Trading," on the last business day of each month during the applicable calendar quarter. Reports shall be due on the sixtieth (60th) day following the close of each quarter. UP, its Affiliates and its sublicensees shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

      6.2 Audits.

            6.2.1 Upon the written request of AltaRex, and not more than once in each calendar year, UP shall permit an independent certified public accounting firm of nationally recognized standing, selected by AltaRex and reasonably acceptable to UP, at AltaRex's expense, to have access during normal business hours to such of the records of UP as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to AltaRex only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

            6.2.2 If such accounting firm concludes that additional royalties were owed during such period, UP shall pay the additional royalties within thirty (30) days of the date AltaRex delivers to UP such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by AltaRex; provided however, that if the audit discloses that the royalties payable by UP for the audited period are more than one hundred five percent (105%) of the royalties actually paid for such period, then UP shall pay the reasonable and direct fees and expenses charged by such accounting firm.

            6.2.3 UP shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to UP, to keep and maintain records of sales made pursuant to such sublicense, and to grant access to such records by AltaRex's independent accountant to the same extent required of UP under this Agreement. Upon the expiration of twenty-four
(24) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon AltaRex and UP, its Affiliates and sublicensees.

      6.3 Confidential Financial Information. AltaRex shall treat all financial information subject to review under this Article 6 or under any sublicense agreement as confidential and shall cause its accounting firm to retain all such financial information in confidence.

      6.4 Payment Terms. Royalties shown to have accrued by each royalty report provided for under this Article 6 shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

      6.5 Payment Method. Except as provided in Section 6.6, all royalty payments by UP under this Agreement shall be paid in Dollars, and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer or bank check in immediately available funds to such account as AltaRex shall designate before such payment is due.

      6.6 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Product is sold, payment shall be made through such lawful means or methods as UP reasonably shall determine after consultation with AltaRex.

                                    ARTICLE 7
                          RIGHT OF FIRST REFUSAL TO UP

      7.1 Right of First Refusal to UP. AltaRex hereby grants to UP an exclusive right of first refusal to enter into an agreement concerning the license, development and/or commercialization of new chemical entities, compounds, products, or other therapies owned or controlled by AltaRex which have application, directly or indirectly, in the treatment of cancer that are not included within the Licensed Technology (a "New Compound").

            7.1.1 AltaRex shall, via written notice, inform UP of any New Compound and provide UP with terms and conditions for an agreement (which may be a detailed term sheet) and UP shall have thirty (30) days from the date of its receipt of written notice from AltaRex to exercise its right of first refusal granted hereby by notifying AltaRex in writing of such exercise and to commence negotiations to enter into an agreement with AltaRex. In the event the parties cannot execute an agreement within thirty (30) days of UP exercising such right of first refusal, AltaRex may commence discussions with Third Parties to enter into an arrangement with such Third Parties; provided, however, AltaRex shall not grant terms any more favorable to the terms offered by AltaRex to UP. Should UP fail to provide a written notice to AltaRex indicating whether or not it intends to exercise its right of first refusal within such thirty (30) day period or declines to exercise UP's right of first refusal, UP shall be deemed to have declined to exercise UP's right of first refusal granted pursuant to
Section 7.1.

                                    ARTICLE 8
                                 CONFIDENTIALITY

      8.1 Confidential Information. As used herein, "Confidential Information" means all Information relating to the Initial Assessment Period, the UP Development Program or the AltaRex Development Program for each Product or product, respectively, all Information that the parties have disclosed to each other since October 22, 2001 and/or during the term of this Agreement and all Information deemed "Confidential Information" under this Agreement, provided that Confidential Information (other than Information relating to the Initial Assessment Period, the UP Development Program or the AltaRex Development Program) has been marked "Confidential" or "Proprietary" or, if orally presented, is indicated before disclosure to be confidential or proprietary. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party shall keep confidential and shall not publish or otherwise disclose any Confidential Information of the other party and shall not use such Confidential Information of the other party for any purpose not authorized by this Agreement.

      8.2 Exceptions. Notwithstanding Section 8.1 above, "Confidential Information" shall not include any Information that a party can demonstrate by competent written evidence:

            8.2.1 was already known to such party, other than under an obligation of confidentiality, at the time of disclosure by the other party or, prior to its creation or discovery hereunder;

            8.2.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to such party;

            8.2.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of such party;

            8.2.4 was disclosed to such party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to a party not to disclose such information to others; or

            8.2.5 is independently developed by such party without using any Confidential Information of the other party.

      8.3 Permitted Disclosure. Notwithstanding the limitations in this Section 8, each party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following instances, but solely for the limited purpose of such necessity:

            8.3.1 prosecuting or defending litigation;

            8.3.2 complying with applicable governmental laws or regulations, including without limitation, NASDAQ, TSE, SEC or Ontario Securities Commission disclosure requirements, or valid court orders;

            8.3.3 disclosure to employees, consultants or agents, solely in furtherance of this Agreement, provided that such individuals have agreed in writing to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 8; or

            8.3.4 general information of a non-material nature regarding the general status of the Initial Assessment Period, the UP Development Program or the AltaRex Development Program.

Notwithstanding the foregoing, in the event that a party is required to make a disclosure of the Confidential Information of the other party pursuant to subsections 8.3.1 and 8.3.2 above, it will give prompt advance notice to the other party of such disclosure and shall use its best efforts to assist the other party in securing confidential treatment of such information.

      8.4 Publicity. The parties shall agree upon the text of a press release that will be distributed by AltaRex or UP in connection with this Agreement, the Initial Assessment Period, the UP Development Program, the AltaRex Development Program, the Licensed Technology, or that describes the nature and scope of the collaboration including its aggregate value, such approval not to be unreasonably delayed or withheld; provided however, if the parties have previously approved a press release, the approved disclosure may be included or referenced in a subsequent release of a similar nature without prior approval of both parties, and provided further that either may make any such disclosure as would be permitted under Section 8.3 if the disclosure contemplated by this
Section 8.4 were Confidential Information, but only on the condition that the party seeking disclosure under Section 8.3 shall first make a good faith effort to provide such disclosure to the other party with sufficient time to review and comment on such disclosure before any disclosure under Section 8.3 is made.

      8.5 Publication. From time to time it may be to the mutual interest of the parties to publish articles relating to data generated or analyzed as a part of this Agreement. Neither party shall submit for written or oral publication or presentation any manuscript, abstract, writing, printed material or the like which includes data or any other information generated and provided solely by the other party without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided however, that valid commercial reasons may exist for withholding such consent. Nothing contained herein shall be construed as precluding either party from making, in its discretion, any disclosures of information of any type which relate to the safety, efficacy, toxicology, or pharmacokinetic characteristics of the Products to the extent that either party may be required by law to make disclosures of such information.

      8.6 Terms of the Agreement. The terms of this Agreement are deemed to be Confidential Information, subject to Section 8.3 above; provided however, each party shall be free to disclose the terms of the Agreement to potential investors, financial institutions, licensors, licensees and consultants provided such disclosures are subject to no less restrictive terms of confidentiality than as are set forth in this Agreement.

      8.7 Survival. The provisions of this Section 8 shall survive for five (5) years after the termination or expiration of this Agreement.

                                    ARTICLE 9
                          INTELLECTUAL PROPERTY RIGHTS

      9.1 Ownership of Joint Intellectual Property. All Joint Intellectual Property shall be initially owned by AltaRex and UP shall sign whatever assignment papers are necessary to effectuate this ownership. After the filing of any patent application covering Joint Intellectual Property, the Advisory Committee shall determine whether there is a material intellectual property advantage to keeping the application assigned to AltaRex. If the determination made is that there is no such advantage, AltaRex shall assign an undivided one-half interest in such patent application to UP and the patent application shall be jointly owned by the parties. Each party promptly shall disclose to the other party the making, conception or reduction to practice of Joint Intellectual Property by its employees or others acting on its behalf.

      9.2 Filing, Prosecution and Maintenance of Joint Intellectual Property.

            9.2.1 UP shall, using commercially reasonable practices, control the preparation, filing, prosecution, grant and maintenance of patent rights regarding Joint Intellectual Property in the Territory, with the exception of the Joint Intellectual Property licensed to AltaRex in Section 3.4 herein, and shall select all patent counsel or other professionals to advise, represent or act for it in all matters relating to the prosecution and maintenance of such patent rights regarding Joint Intellectual Property in the Territory. UP shall bear all costs incurred in connection therewith. UP shall inform AltaRex at regular intervals, or on request, about the status of Joint Intellectual Property for which it is responsible and shall promptly provide AltaRex with copies of any substantive official communications from United States and foreign patent offices relating to said prosecution, as well as drafts and copies as filed of relevant substantive communications to the various patent offices including drafts of the patent application to be filed. UP shall reasonably consider any recommendations provided by AltaRex regarding the filing and/or prosecution of such patents covering Joint Intellectual Property, but the final decision as to the filing and/or prosecution matters shall rest with UP.

            9.2.2 In the event that UP elects not to file a patent application or decides to abandon any pending application or granted patent under the Joint Intellectual Property in any country, it shall provide adequate notice to AltaRex and give AltaRex the opportunity to file or maintain such application or patent at its own expense; provided, however, that except for the right to file and maintain such patent rights, the ownership rights of AltaRex and UP to such patent rights shall not be affected by reason of this Section 9.2.2.

            9.2.3 AltaRex shall, using commercially reasonable practices, control the preparation, filing, prosecution, grant and maintenance of patent rights regarding Joint Intellectual Property outside the Territory, as well as the Joint Intellectual Property licensed to AltaRex in Section 3.4 herein and shall select all patent counsel or other professionals to advise, represent or act for it in all matters relating to the prosecution and maintenance of such patent rights regarding Joint Intellectual Property in the Territory. AltaRex shall bear all costs incurred in connection therewith. AltaRex shall inform UP at regular intervals, or on request, about the status of Joint Intellectual Property for which it is responsible and shall promptly provide UP with copies of any substantive official communications from United States and foreign patent offices relating to said prosecution, as well as drafts and copies as filed of relevant substantive communications to the various patent offices including drafts of the patent application to be filed. AltaRex shall reasonably consider any recommendations provided by UP regarding the filing and/or prosecution of such patents covering Joint Intellectual Property, but the final decision as to the filing and/or prosecution matters shall rest with AltaRex.

            9.2.4. In the event that AltaRex elects not to file a patent application or decides to abandon any pending application or granted patent under the Joint Intellectual Property in any country, it shall provide adequate notice to UP and give UP the opportunity to file or maintain such application or patent at its own expense; provided, however, that except for the right to file and maintain such patent rights, the ownership rights of AltaRex and UP to such patent rights shall not be affected by reason of this Section 9.2.4.

      9.3 Cooperation. Each party shall make available to the other party or its authorized attorneys, agents, consultants or representatives, if available, such information necessary or appropriate to enable the appropriate party (at the appropriate party's cost and expense) to prepare, file, prosecute and maintain patent applications and resulting patents with respect to Joint Intellectual Property as set forth in Section 9.2 above, for a period of time reasonably sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other.

      9.4 Filing Prosecution and Maintenance of Patents.

            9.4.1 AltaRex will be responsible for prosecuting and maintaining the Patents in the Territory except as provided below in 9.4.6. AltaRex shall promptly forward to UP's patent counsel any substantive actions prepared for or received from the U.S. Patent and Trademark Office or any foreign patent office which may materially affect patent rights within the Territory, e.g., claim scope or patent term. UP's patent counsel shall provide any comments to AltaRex in sufficient time for AltaRex to reflect such comments in any response. Any comments made by UP shall be made in good faith and shall be directed to maximizing the claims covered by such Patents.

            9.4.2 If AltaRex agrees with the comments of UP's patent counsel, it shall reflect such comments in its response. If AltaRex disagrees with such comments, it shall notify UP, and either party may then submit such dispute (a "Patent Comment Dispute") for resolution by an intellectual property lawyer (the "Neutral Lawyer") with at least five years of experience and a background in biotechnology or pharmaceutical patent matters. The Neutral Lawyer shall be selected by mutual agreement of the parties; provided, however, that if the parties cannot agree on a Neutral Lawyer within five days of a party's request for a Neutral Lawyer under this provision, the Neutral Lawyer shall be selected by the American Arbitration Association in Washington, D.C. Each party shall submit its position as to the Patent

Comment Dispute to the Neutral Lawyer, who shall resolve the dispute by agreeing to one of the submitted positions of the parties without any changes to such position. The parties agree that the position agreed to by the Neutral Lawyer shall be reflected in the action or response being prepared and that the costs of the Neutral Lawyer shall be paid by the party whose position is not agreed to by the Neutral Lawyer. The decision of the Neutral Lawyer shall be final and binding on the parties. The Parties shall cooperate in all respects to resolve any Patent Comment Dispute in sufficient time to avoid any loss of rights, including without limitation jointly instructing the Neutral Lawyer to make a decision in sufficient time to avoid any loss of rights.

            9.4.3 UP will be responsible for and pay fifty percent (50%) of AltaRex's costs incurred in prosecuting and maintaining such Patents net of amounts paid to AltaRex for such costs by other licensees, if any, for costs incurred after the Effective Date of any patent application which contains at least one claim covering a Licensed Product. AltaRex shall direct its counsel to invoice UP directly for UP's share of such costs as such costs are incurred with respect to prosecuting and maintaining such Patents.

            9.4.4 Joint Patent Committee. AltaRex and UP will, within sixty (60) days after the execution of this Agreement, establish a committee (the "Joint Patent Committee") consisting of three representatives of each party. The Joint Patent Committee shall confer twice each calendar year or as necessary to support timely decision making during the term of this Agreement to discuss patent prosecution issues, budgets and strategies relating to the Patents.

            9.4.5 The provisions set forth in this Section 9.4 shall not apply to Joint Intellectual Property which provisions governing maintenance and prosecution are set forth above in Section 9.3.

            9.4.6 Notwithstanding the foregoing provisions, if no claim covering all Licensed Products is indicated allowable following the next response in U.S. Serial No. [**] (in which a response is currently due on May 28, 2002), then UP shall be permitted to file a U.S. divisional application for the purpose of seeking an expedited allowance of a group of claims covering Licensed Products, provided that AltaRex is given a draft set of claims for such divisional application and an opportunity to comment thereon before such divisional application is filed. With respect to said divisional application, the counsel of UP's choice shall be permitted to take the lead in filing and prosecuting the application, including filing papers and conducting interviews with the examiner, provided that each action is discussed in advance with and consented to by AltaRex. If there is a dispute concerning any proposed action in the divisional, it shall be resolved as set forth above in 9.4.2.

      9.5 Infringement of Patents and Joint Intellectual Property. If either party becomes aware that a Third Party is infringing any rights in the Licensed Technology, such party shall give written notice to the other party describing in detail the nature of such infringement. UP, in the case of Joint Intellectual Property and AltaRex, in the case of Patents and Improvements in the Territory (the "Enforcing Party"), shall have the first right to enforce such patent rights against infringers, and to consult with the other party both prior to and during such enforcement.

            9.5.1 The Enforcing Party shall have 120 days from the date of receipt of notice under this Section 9.5 to abate the infringement, or to file suit against at least one of the infringers, at its sole expense, following consultation with the other party; provided however, that within thirty (30) days after receipt of notice from the party whose patent rights allegedly are being infringed of its intent to file such suit, the other party shall have the right to fund up to one-half (1/2) of the costs of such a suit.

            9.5.2 If the Enforcing Party does not within 120 days of receipt of such a notice, abate the infringement or file suit to enforce the patent rights against at least one infringing party in a country, the other party shall have the right to take whatever action it deems appropriate in its own name or, if required by law, in the name of the party whose patent rights allegedly are being infringed, to enforce the patent rights.

            9.5.3 The party controlling the action may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the express written consent of the non-controlling party. All monies recovered upon the final judgment or settlement of any such suit shall be shared, after reimbursement of the costs of participating in such action, by AltaRex and UP pro rata according to the respective percentages of costs borne by each party in such suit pursuant to this Section 9.5. Notwithstanding the foregoing, AltaRex and UP shall fully cooperate with each other in the planning and execution of any action to enforce the patent rights and provide all reasonable assistance to the other party.

      9.6 Infringement Actions by Third Parties. In the event that a Third Party files an action against a party, its Affiliates, distributors or sublicensees alleging that such party's or its Affiliates', distributors' or sublicensees' activities under this Agreement infringe such Third Party's patent or other intellectual property rights, such party shall give written notice to the other party, and the parties will consult and cooperate on the best course of action. If the alleged infringing process, method or composition is claimed under the Licensed Technology in the Territory, UP shall have the right, in its sole discretion, to control the defense of such suit at its own expense, in which event AltaRex shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to UP all evidence and assistance in its control. If UP does not elect within thirty (30) days after such notice to so control the defense of such suit, AltaRex may undertake such control at its own expense, and UP shall then have the right to be represented by advisory counsel of its own selection, at its own expense, and UP shall cooperate fully in the defense of such suit and furnish to AltaRex all evidence and assistance in UP's control. The party controlling the suit may not settle the suit or otherwise consent to an adverse judgment in such suit that diminishes the rights or interests of the non-controlling party without the express written consent of the non-controlling party. Any judgments, settlements or damages payable with respect to legal proceedings covered by this Section 9.6 shall be paid by the party which controls the litigation, subject to the other party's indemnification obligations under Article 10 below.

                                   ARTICLE 10
                          INDEMNIFICATION AND INSURANCE

      10.1 Indemnity.

            10.1.1 By AltaRex. Subject to UP's compliance with Section 10.2, AltaRex hereby agrees to indemnify, defend and hold harmless UP and its directors, officers, employees and agents, and hereby forever releases and discharges UP, from and against any and all liabilities, damages, judgments, awards or costs of defense (including without limitation reasonable attorneys' fees, expenses to defend and amounts paid in settlement of any action) (collectively, "Losses") resulting from all Third Party claims, demands, actions and other proceedings resulting directly or indirectly from AltaRex's breach of any of its covenants or representations and warranties hereunder, or AltaRex's negligence or wrongdoing, but only to the extent that such Losses do not result from UP's breach of any of its covenants or representations and warranties hereunder or UP's negligence or wrongdoing.

            10.1.2 By UP. Subject to AltaRex's compliance with Section 10.2, UP hereby agrees to indemnify, defend and hold harmless AltaRex and its directors, officers, employees and agents, and hereby forever releases and discharges AltaRex, from and against any and all liabilities, damages, judgments, awards or costs of defense (including without limitation reasonable attorneys' fees, expenses to defend and amounts paid in settlement of any action) (collectively, "Losses") resulting from all Third Party claims, demands, actions and other proceedings, including but not limited to bodily harm, injury or death, resulting directly or indirectly from UP's breach of any of its covenants or representations and warranties hereunder, or UP's negligence or wrongdoing, but only to the extent that such Losses do not result from AltaRex's breach of any of its covenants or representations and warranties hereunder or AltaRex's negligence or wrongdoing.

      10.2 Procedure. In all cases where one party seeks indemnification by the other under this Section 10, the party seeking indemnification shall promptly notify the indemnifying party of receipt of any claim or lawsuit covered by such indemnification obligation and shall cooperate fully with the indemnifying party in connection with the investigation and defense of such claim or lawsuit. The indemnifying party shall have the right to control the defense, with counsel of its choice, provided that the non-indemnifying party shall have the right to be represented by advisory counsel at its own expense. The indemnifying party shall not settle or dispose of the matter in any manner, which could negatively and materially affect the rights or liability of the non-indemnifying party without the non-indemnifying party's prior written consent, which shall not be unreasonably withheld or delayed.

      10.3 Insurance. Each party, at its own expense, shall maintain comprehensive general liability insurance and clinical trial insurance coverage in amounts reasonable and customary in the industry, but not less than $2,000,000 per occurrence and $3,000,000 in the aggregate. UP shall purchase product liability insurance with a reputable insurance company in amounts reasonable and customary in the industry, prior to the first commercial sale or distribution of Product and AltaRex shall be named in such policy as an additional insured party. Each party shall provide documentation that such coverage exists upon request of the other party. Each party shall maintain such insurance for so long as it continues to research, develop, manufacture, commercialize, and market Products, and thereafter for so long as it customarily maintains insurance for itself covering similar activities with its other similar products.

                                   ARTICLE 11
                              TERM AND TERMINATION

      11.1. Expiration of Term. The term of this Agreement shall commence upon the Effective Date and shall expire, unless earlier terminated as set forth in this Article 11, upon the date of the last to expire payment obligation under this Agreement. Prior to expiration, the parties shall agree upon the surviving rights and obligations of the parties and the disposition of any Joint Intellectual Property.

      11.2. Termination for Cause.

            11.2.1 Except as provided elsewhere in this Agreement, either party may terminate this Agreement in its discretion and in writing to the other party following a Material Breach of this Agreement by the other party if such party has not cured such breach within one hundred twenty (120) days after the non-breaching party has provided written notice describing the breach. The term "Material Breach" includes, without limitation, a party's gross negligence, failure to perform or comply with the material provisions of this Agreement, omission, material misrepresentation or fraud related in any manner to the Initial Assessment Period, the UP Development Program or the Products.

            11.2.2 In the event that United Therapeutics does not exercise the warrant acquired by it pursuant to the Subscription and Debenture Purchase Agreement dated as of the date hereof between AltaRex and United Therapeutics (the "Subscription Agreement") on or prior to August 20, 2002 or does not purchase the Second Debenture (as defined in the Subscription Agreement) on or prior to August 25, 2002, AltaRex may terminate this Agreement immediately upon written notice to UP.

      11.3 Regulatory and Material Adverse Change. UP may terminate this Agreement, on a Product by Product basis, in its sole option at any time upon written notice to AltaRex and after consultation with AltaRex in the event that
(i) there is a reasonable basis upon which to conclude that the safety of human subjects is at risk from such Product; or (ii) there is a reasonable basis upon which to conclude that the efficacy of such Product may not reasonably be capable of demonstration; or (iii) there is a reasonable basis upon which to conclude that such Product may not be timely and affordably manufactured in accordance with U.S. "Good Manufacturing Practices" and with an auditable quality system for the manufacturing process; or (iv) if the parties learn that a Third Party has rights to intellectual property that would prevent commercialization of such Product and negotiations to obtain a necessary license from such Third Party are unsuccessful; or (v) there is a reasonable basis upon which to conclude that the estimated costs to develop and commercialize such Product are prohibitive; or (vi) after conducting appropriate due diligence, UP reasonably determines that a Product will not achieve the contemplated regulatory approval under the UP Development Program, through no fault of UP. Upon such termination by UP, all rights and licenses to the Licensed Technology granted by AltaRex under this Agreement with respect to such discontinued Products shall terminate and revert to AltaRex with no compensation due to UP and UP shall grant AltaRex a perpetual, royalty-free, irrevocable right to use (for any purpose) all Data generated by UP under this Agreement regarding such terminated Product.

      11.4 Termination by UP.

            11.4.1 UP shall have the right to immediately terminate this Agreement in its sole discretion upon written notice to AltaRex, which termination shall be effective as of one hundred twenty (120) days after the date of such notice is received or on such later date as UP may specify in such notice.

            11.4.2 Upon such termination by UP pursuant to Section 11.4.1, termination by UP pursuant to Section 4.1.5, or by AltaRex pursuant to Sections 4.1.5, 4.2.2 or 11.2, all rights and licenses to the Licensed Technology granted by AltaRex under this Agreement shall terminate and revert to AltaRex, UP shall grant AltaRex a perpetual, royalty-free, irrevocable right to use (for any purpose) all Data generated by UP under this Agreement; and UP shall, free of charge and with no limitation, perpetually and irrevocably assign all rights, title and interest that UP has in the Joint Intellectual Property to AltaRex.

            11.4.3 Following notice of termination, by UP or AltaRex hereunder, UP shall work closely with AltaRex to efficiently transition to or at the direction of AltaRex such Initial Assessment Period or UP Development Program activities as AltaRex may reasonably request.

      11.5 Bankruptcy.

            11.5.1 In the event of the institution by or against either party of insolvency, receivership, bankruptcy proceedings, or any other proceedings for the settlement of a party's debts which are not dismissed within sixty (60) days, or upon a party's making an assignment for the benefit of creditors, or upon a party's dissolution or ceasing to do business, the other party may terminate this Agreement upon written notice.

            11.5.2 All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that each, as a licensee of certain rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code; provided however, nothing herein shall be deemed to constitute a present exercise of such rights and elections. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a party under the U.S. Bankruptcy Code, the other party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to such party (a) upon any such commencement of a bankruptcy proceeding upon their written request therefore, unless the bankrupt party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon rejection of this Agreement by or on behalf of the bankrupt party upon written request therefore by the non-bankrupt party.

      11.6 Effect of Expiration or Termination.

            11.6.1 Upon expiration of termination of this Agreement for any reason, each party shall promptly return all of the other party's materials, documents and Information related to the Initial Assessment Period, the UP Development Program or the AltaRex Development Program and otherwise created hereunder, and all Confidential Information of the other party; provided however, each party may retain one copy of each document of the other party's Confidential Information to enable such party to determine its surviving obligations of confidentiality and non-use with respect to the other party's Confidential Information.

            11.6.2 Except in the case of a termination of this Agreement (i) by AltaRex owing to a material breach of this Agreement by UP, or (ii) in connection with a Product's infringement on the intellectual property rights of a Third Party, upon any termination of this Agreement, UP shall have the right and option to sell any remaining UP inventories of Product pursuant to the terms and conditions of this Agreement.

      11.7 Survival. The following provisions shall survive termination or expiration of this Agreement: Articles 1, 2, 8 (for five years), 10, 11 and 12, and Sections 4.2.1 (with respect to the registration name for regulatory filings) and 9.1. Termination or expiration of this Agreement shall not relieve either party of any liability that accrued hereunder prior to the effective date of such termination, nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either party's right to obtain performance of any obligation.

                                   ARTICLE 12
                                  MISCELLANEOUS

      12.1 Entire Agreement; Amendment. This Agreement sets forth the complete, final and exclusive agreement between the parties with respect to the subject matter hereof, and all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto with respect to such subject matter, and supersedes and terminates all prior agreements and understandings between the parties with respect to such subject matter, including without limitation that certain Confidential Disclosure Agreement, dated as of October 22, 2001. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties with respect to such subject matter other than as are set forth herein and therein. No subsequent extension, termination, alteration, amendment, modification, change, addition to or waiver of this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party.

      12.2 Dispute Resolution. The parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement. In the event of any controversy or claim arising out of, relating to or in connection with the Initial Assessment Period, the UP Development Program or any other provision of this Agreement, or the rights or obligations of the parties hereunder, the parties shall try to settle their differences amicably between themselves by referring the disputed matter to the Chief Executive Officer of AltaRex and the Chief Executive Officer of United Therapeutics Corporation for discussion and resolution. Either party may initiate such informal dispute resolution by sending written notice of the dispute to the other party, and within ten (10) days of such notice the Chief Executive Officer of AltaRex and the Chief Executive Officer of United Therapeutics Corporation shall meet for attempted resolution by good faith negotiations. If such executives are unable to resolve such dispute within thirty (30) days of initiating such negotiations, each party may thereafter pursue any and all rights and remedies it may have at law or equity. The foregoing dispute resolutions provisions shall not apply to any disputes, controversies or claims arising under Article 8 (Confidentiality) and Article 10 (Indemnification and Insurance).

      12.3 Force Majeure. Both parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the non-performing party promptly provides notice of the prevention to the other party. Such excuse shall be continued so long as the condition constituting force majeure continues and the non-performing party takes reasonable efforts to remove the condition. For purposes of this Agreement, "force majeure" shall include conditions beyond the control of the parties, including without limitation, an act of God, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

      12.4 Notices. Any consent, notice or report required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered, or if sent by facsimile and confirmed through one of the foregoing methods. Unless otherwise specified in writing, the mailing addresses of the parties shall be as described below.

      FOR ALTAREX:      AltaRex Corp.
                        610 Lincoln Street
                        Waltham, Massachusetts 02451
                        Fax: (781) 672-0142
                        Attention: President

                        With a copy to:

                        Hale and Dorr LLP
                        60 State Street
                        Boston, Massachusetts 02109

                        Attention:  Stuart M. Falber, Esq.
                        Facsimile No.: (617) 526-5000

      FOR UP:           Unither Pharmaceuticals, Inc.
                        1110 Spring Street
                        Silver Spring, Maryland  20910
                        Attention:  Martine Rothblatt, CEO
                        Fax Number: (301) 608-9291

                        With a copy to:

                        Unither Pharmaceuticals, Inc.
                        1735 Connecticut Avenue, N.W.
                        Washington, D.C.  20009
                        Attention:  Paul A. Mahon, General Counsel
                        Fax Number: (202) 483-4006


      12.5 Limitation of Liability. In no event will either party be liable to the other party for any indirect, collateral, consequential, special or punitive damages or for any lost profits of the other party, however caused and on any theory of liability, arising out of the performance or failure to perform any obligations set forth herein, except for those damages caused by a party's gross negligence or willful malfeasance.

      12.6 Consents Not Unreasonably Withheld or Delayed. Whenever provision is made in this Agreement for either party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised, unless expressly stated that such consent is to be given in such party's discretion.

      12.7 Independent Contractors. The status of the parties under this Agreement shall be that of independent contractors. Neither party shall have the right to enter into any agreements on behalf of the other party, nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the parties.

      12.8 Maintenance of Records. Each party shall keep and maintain all records required by law or regulation with respect to development of a Product and shall make copies of such records available to the other party upon request.

      12.9 United States Dollars. References in this Agreement to "Dollars" or "$" shall mean the legal tender of the United States of America.

      12.10 Assignment. Neither party to this Agreement may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign or transfer this Agreement to a successor of a controlling interest of such party. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other party, expressly assume performance of such rights and/or obligations. This Agreement shall be binding upon and shall inure to the benefit of each party's permitted successors-in-interest and permitted assigns. Any assignment or attempted assignment by either party in violation of the terms of this Section 12.10 shall be null and void and of no legal effect.

      12.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.12 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      12.13 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering this Agreement may be realized.

      12.14 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      12.15 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

      12.16 No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

      12.17 Governing Law; Jurisdiction and Venue. This Agreement will be governed and construed in accordance with the laws of the State of Maryland. No lawsuit pertaining to any matter arising under or growing out of this Agreement shall be instituted in any jurisdiction other than in the courts located in the State of Maryland, and the parties consent to exclusive jurisdiction before the federal or state courts of the State of Maryland.

      12.19 Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys' fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

      12.20 Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to a party for which there may be no adequate remedy at law, and each party is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate. The obligations provided under Section 8 of this Agreement are acknowledged as necessary and reasonable in order to protect each party and its business, and the parties expressly agree that monetary damages would be inadequate to compensate either party for the breach thereof. Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, each party shall be entitled to obtain injunctive relief against the breach or threatened breach by the other party of Section 8, without the necessity of proving actual damages.

      12.21 Contemporaneous Agreements. This Agreement is being executed contemporaneously with the Loan Agreement and the Subscription Agreement between United Therapeutics Corporation and AltaRex Corp. and this Agreement shall have no force and effect unless all such documents are contemporaneously executed.



      IN WITNESS WHEREOF, the parties have executed this Agreement by their authorized officers of the date and year first above written.

ALTAREX CORP.                          UNITHER PHARMACEUTICALS, INC.


/s/Richard E. Bagley                   /s/Paul A. Mahon
---------------------------            -----------------------------------------
Richard E. Bagley                      Paul A. Mahon
President and CEO                      Senior Vice President and General Counsel

United Therapeutics Corporation hereby agrees and acknowledges that it shall be fully responsible and liable for the acts and omissions of its wholly owned subsidiary, Unither Pharmaceuticals, Inc. and any respective Affiliate or subsidiary of United Therapeutics Corporation or Unither Pharmaceuticals, Inc. under this Agreement.

                                       United Therapeutics Corporation


                                       /s/Paul A. Mahon
                                       -----------------------------------------
                                       Paul A. Mahon
                                       Senior Vice President and General Counsel

                                   APPENDIX A

                         PATENTS AND PATENT APPLICATIONS

COUNTRY         FILE DATE      SERIAL NUMBER       PATENT NUMBER    ISSUE DATE
--------------------------------------------------------------------------------
            THERAPEUTIC COMPOSITIONS THAT PRODUCE AN IMMUNE RESPONSE
                             ALTERED IMMUNOGENICITY
--------------------------------------------------------------------------------

South Africa    11/10/98     9810275               98/10275         8/30/00

[**]            [**]         [**]

Australia       6/15/99      41593/99

Canada          11/4/98      2,253,058

Canada          6/15/99      2,333,221

Europe          6/15/99      99925215.8

[**]            [**]         [**]

[**]            [**]         [**]

PCT             6/15/99      PCT/IB99/01114

USA             8/18/99      09/376,604

[**]            [**]         [**]

--------------------------------------------------------------------------------
    THERAPEUTIC BINDING AGENTS AGAINST MUC-1 ANTIGEN AND METHODS OF THEIR USE
                                    BREVAREX
--------------------------------------------------------------------------------

[**]            [**]         [**]

Australia       8/18/99      Pending

[**]            [**]         [**]PCT/US00/22890

[**]            [**]         [**]

Europe          8/18/99      Pending

PCT             8/18/00      PCT/US00/22890

[**]            [**]         [**]

[**]            [**]         [**]

                                   APPENDIX A

                         PATENTS AND PATENT APPLICATIONS

COUNTRY         FILE DATE    SERIAL NUMBER       PATENT NUMBER         ISSUE DATE
--------------------------------------------------------------------------------
                             [**]
                             [**]
--------------------------------------------------------------------------------
[**]            [**]         [**]

--------------------------------------------------------------------------------
                             [**]
--------------------------------------------------------------------------------
[**]            [**]         [**]

--------------------------------------------------------------------------------
   THERAPEUTIC METHOD UTILIZING ANTIGEN-ANTIBODY COMPLEXATION AND PRESENTATION
                               BY DENDRITIC CELLS
                                 DENDRITIC CELLS
--------------------------------------------------------------------------------

PCT (in vivo)   5/11/01      PCT/IB01/01331

USA (in vivo)   5/11/01      09/853,300

PCT (ex vivo)   5/11/01      PCT/IB01/01238

[**]            [**]         [**]

--------------------------------------------------------------------------------
   METHOD AND COMPOSITION FOR RECONFORMING MULTI-EPITOPIC ANTIGENS TO INITIATE
                               AN IMMUNE RESPONSE
                                 MULTI-EPITOPIC
--------------------------------------------------------------------------------

Australia       5/15/96      56,580/96             711,270          1/20/00

Brazil          5/15/96      PI 9612619-1

Canada          5/15/96      2,253,602

China           5/15/96      96180297.9

Europe          5/15/96      96913660.5

[**]            [**]         [**]

[**]            [**]         [**]

[**]            [**]         [**]

                                   APPENDIX A

                         PATENTS AND PATENT APPLICATIONS

COUNTRY         FILE DATE    SERIAL NUMBER         PATENT NUMBER    ISSUE DATE
--------------------------------------------------------------------------------
   METHOD AND COMPOSITION FOR RECONFORMING MULTI-EPITOPIC ANTIGENS TO INITIATE
                               AN IMMUNE RESPONSE
                                 MULTI-EPITOPIC
--------------------------------------------------------------------------------

[**]            [**]         [**]

[**]            [**]         [**]

[**]            [**]         [**]

[**]            [**]         [**]

[**]            [**]         [**]

Norway          5/15/96      985,304

New Zealand     5/15/96      332588                332588           3/8/01

[**]            [**]         [**]

[**]            [**]         [**]

[**]            [**]         [**]

PCT              5/15/96     PCT/IB96/00461
USA              5/15/96     08/913,290            6,241,985        6/5/01
USA              5/31/01     09/871,339

--------------------------------------------------------------------------------
                 THERAPEUTIC COMPOSITION AND METHOD OF TREATMENT
                                 PHOTOACTIVATION
--------------------------------------------------------------------------------

Australia       6/16/98      81439/98              732,505          8/9/01

Canada          6/16/98      2292912

Europe          6/16/98      98931277.2

[**]            [**]         [**]

PCT             6/16/98      PCT/US98/12401

USA             6/17/97      08/877,511            6,086,873        7/11/00

[**]            [**]         [**]

                                   APPENDIX A

                         PATENTS AND PATENT APPLICATIONS

COUNTRY         FILE DATE    SERIAL NUMBER         PATENT NUMBER    ISSUE DATE
--------------------------------------------------------------------------------
     IMMUNOTHERAPEUTIC COMPOSITION AND METHOD FOR THE TREATMENT OF PROSTATE
                                    PROSTAREX
--------------------------------------------------------------------------------

Australia       6/15/99      41594/99

Canada          6/15/99      2,328,504

[**]            [**]         [**]

[**]            [**]         [**]

[**]            [**]         [**]

PCT             6/15/99      PCT/IB99/01115
[**]            [**]         [**]
--------------------------------------------------------------------------------
                             [**]
                             [**]
--------------------------------------------------------------------------------
[**]            [**]         [**]

--------------------------------------------------------------------------------
              THERAPEUTIC IMMUNE CONDITION COMPOSITIONS AND METHODS
                        ANTI-INFLAMMATION AND METASTASIS
--------------------------------------------------------------------------------

Australia       8/25/00      Pending
[**]            [**]         [**]
[**]            [**]         [**]
[**]            [**]         [**]
[**]            [**]         [**]
PCT             8/25/00      PCT/IB00/02077

[**]            [**]         [**]

--------------------------------------------------------------------------------
          METHOD FOR DIAGNOSING EFFICACY OF XENOTYPIC ANTIBODY THERAPY
                                      HAMA
--------------------------------------------------------------------------------

PCT             2/8/01       PCT/IB01/00423
USA             2/8/01       09/779,439
--------------------------------------------------------------------------------
                             [**]
                             [**]
--------------------------------------------------------------------------------
[**]            [**]         [**]

                                   APPENDIX B

                                    KNOW-HOW

All Know-How from the Biomira Agreement licensed rights including, without limitation, notebook data, biological and animal data, process information and tech transfer and any and all unpublished data in connection with the Biomira Agreement licensed rights, to which AltaRex has a sublicensable interest.

All Know-How and unpublished data of AltaRex as it relates to the Patents, including discoveries and all other proprietary information and analysis relating to the Prior Development Technology, Improvements and Information to which AltaRex has an ownership or a sublicensable interest.

                                   APPENDIX C

                              EXCLUDED TERRITORIES

The following are excluded from the Territory of this Agreement:

          Dompe(1)                      Genesis(2)                   Medison(2)
          --------                      ----------                   ----------
           Italy                          Greece                       Israel
        Switzerland                       Turkey                        Egypt
          Austria                         Cyprus                       Jordan
        Spain (Faes)                     Croatia                    Saudi Arabia
      Portugal (Faes)                     Bosnia                        Yemen
         San Marino                    Herzegovina                      Oman
          Ukraine                       Macedonia                       Iraq
          Belarus                         Serbia                        Syria
          Hungary                        Slovenia                       Qatar
           Poland                        Albania                       Bahrain
       Czech Republic                    Romania                       Kuwait
         Yugoslavia                      Bulgaria                        UAE
         Lithuania                                                      Iran
          Estonia                                                     Palestine
           Latvia                                                      Lebanon


(1)Dompe has a Right of First Offer on BrevaRex(R) and ProstaRex(TM) for the same countries as listed above upon the Products entering phase II study.

(2)Genesis and Medison have a Right of First Offer on BrevaRex(R) for the same countries as listed above upon the Product entering phase II study.

                 APPENDIX D[**]PRELIMINARY CORE DEVELOPMENT TEAM

                                 SEVERANCE    BASE SALARY
EMPLOYEE NAME   ALTAREX TITLE   (IN MONTHS)     ANNUAL      PER PAY PERIOD   SEVERANCE
-------------   -------------   -----------     ------      --------------   ---------
[**]            [**]                [**]         [**]            [**]           [**]
[**]            [**]                [**]         [**]            [**]           [**]
[**]            [**]                [**]         [**]            [**]           [**]
[**]            [**]                [**]         [**]            [**]           [**]
[**]            [**]                [**]         [**]            [**]           [**]
[**]            [**]                [**]         [**]            [**]           [**]
[**]            [**]                [**]         [**]            [**]           [**]
[**]            [**]                [**]         [**]            [**]           [**]
[**]            [**]                [**]         [**]            [**]           [**]
[**]            [**]                [**]         [**]            [**]           [**]
[**]            [**]                [**]         [**]            [**]           [**]
[**]            [**]                [**]         [**]            [**]           [**]
[**]            [**]                [**]         [**]            [**]           [**]
[**]            [**]                [**]         [**]            [**]           [**]
[**]            [**]                [**]         [**]            [**]           [**]
                                              ----------------------------------------
                                              $ 1,618,500     $  67,437      $ 858,192
                                              ========================================

% cost of Benefits as related
to Base Salary:                               18.22%
Benefit:
     Health                                 $109,810
     FICA Match                               91,395
     401(k) Match                             46,563
     Dental                                   28,389
     Life                                      8,351
     Long-term Disability                      9,145
     Short-term Disability                     1,188

                                            $294,841

Note: This analysis does not include any vacation accruals, a timing difference as people take vacation.

Contracted Personnel           AltaRex Description
--------------------           -------------------
(no benefits, etc.)
1. Dr. Howard Fingert          Consulting Medical Oncologist ($[**]/month until
                               April 30, 2002

2. Veristat (John Balser)      Biometrics and data management ($[**]/hr
   Biostatistics               $[**]/hr Medical Writing)


CLINICAL ADVISORY BOARD AND SCIENTIFIC ADVISORY BOARD

Although not directly part of the Core Development Team, the Company's Clinical Advisory Board directs its attention entirely to OvaRex(R). AltaRex will terminate two (2) members (DRS. Holland and Margolese) effective immediately following the next CAB meeting as ASCO in May, 2002. As of the Effective Date and in accordance with the above, UP shall be responsible for Clinical Advisory Board expenses and payments.

1.    Dr. Ozols ($[**]/year)

2.    Dr. Cohen ($[**]/year)

3.    Holland ($[**]/year)

4.    Dr. Margolese ($[**]/year)

5.    Dr. Von Hoff ($[**]/year)

6.    Dr. Whiteside ($[**]/day as needed)

                                   APPENDIX E

                    APPLICABLE SECTIONS OF BIOMIRA AGREEMENT

                                    ARTICLE I
                                   DEFINITIONS

1.1   Definitions

In this Agreement, unless otherwise provided, the following terms shall have the following meanings:

(1) "Affiliate" has the meaning ascribed to that term in the Canada Business Corporations Act (Canada);

(2) "Agreement" means this amended and restated license agreement, together with any further amendments to or restatements of this amended and restated license agreement;

(3) "AltaRex Information" means all information of a confidential nature of AltaRex or any of its Affiliates including, without limiting the generality of the foregoing, all biological material, plant, animal and human laboratory and clinical data, technical information, Know-How, inventions, techniques, processes, systems, formulae, results of experimentation, designs, statistics and records;

(4) "Anti-Idiotype Applications" means the induction of anti-idiotype and/or cellular immune response by administration of a formulation containing an antibody, antibody fragment or antibody derivative for the treatment or prevention of disease. Without limiting the generality of the foregoing, Anti-Idiotype Applications specifically includes the administration of the B43 Antibody for therapeutic or prophylactic purposes;

(5)   "B43 Antibody" means the murine antibody MAb B43.13;

(6) "B43 Working Cell Bank" means Biomira's murine working hybridoma cell bank B43.13 of the murine hybridoma clone B43.13 such cell bank being produced at the Charles River Laboratories and used in the OVAREX(TM) program as of November 24, 1995 (the effective date of the Original Agreement);

(7) "Biomira Information" means all information of a confidential nature of Biomira or any of its Affiliates including, without limiting the generality of the foregoing, all Biomira Technology, biological material, plant, animal and human, laboratory and clinical data, technical information, Know-How inventions, techniques, processes, systems, formulae, results of experimentation, designs, statistics and records;

(8) "Biomira Technology" means all Know-How, technical expertise, information, inventions and discoveries, whether patentable or not, and all copyrights, patents, trademarks, industrial designs, and other intellectual property rights or benefits made, authored, conceived, created, compiled or developed by or for, or acquired by Biomira or any of its Affiliates;

(9) "Confidential Information" means any and all Biomira Information or AltaRex Information, as the case may be, and any and all information of a confidential nature relating to Biomira, AltaRex, the relationship among the parties to this Agreement and the terms and subject matter of this Agreement;

(10) "Data" means, as of November 24, 1995 (the effective date of the Original Agreement), the experimental and clinical data and records of Biomira or Biomira Research, Inc. relating to the B43 Antibody, the B43 Working Cell Bank and the product OVAREX(TM) owned by Biomira or Biomira Research, Inc.;

(11)  "Effective Date" means December 1, 1995;

(12) "First Commercial Sale" means, on a country-by-country basis, the first commercial sale of a Licensed Product in a country, excluding sales for clinical trial purposes;

(13) "IPT" means the use of an antibody to target a photodynamic effector molecule to a cell whereby the effector molecule kills the cell;

(14) "IRT" means the use of an antibody to target a radioactive effector molecule to a cell whereby the effector molecule kills the cell;

(15) "Know-How" means, with respect to AltaRex or Biomira as the case may be, all technical information, expertise, Know-How and information including without limitation all data, results of experiments, formulae, specifications, procedures, tests, compounds, cell lines, cultures, constructs, effectors, development strains, micro-organisms, assay systems, assay protocol and assay supporting material, fermentation and purification material and techniques;

(16) "Licensed Product" means any product (including without limitation OVAREX(TM)) based, in whole or in part, on the Technology (which defined term, for purposes of this definition, shall include the B43 Antibody and any derivative thereof);

(17) "Multi-Epitopic Patent Rights" means International Application PCT/IB96/00461 and any national stage application claiming priority thereof, and any continuations, divisionals, continuations-in-part thereof, and any foreign equivalents, and any patents issuing therefrom, including any reissues thereof;

(18) "Net Sales Revenue" means the aggregate of the gross amounts received from all sales, uses or other dispositions of Licensed Products by AltaRex or any Sublicensee after deducting (i) customary trade, cash and quantity discounts actually allowed and taken, (ii) tariffs, duties, excises, sales tax or other taxes imposed upon and paid with respect to the production, sale, delivery or use of any product (excluding income-based taxes), and (iii) amounts actually paid or credited to unrelated purchasers in accordance with normal commercial practice by reason of (A) rejections, defects, recalls or returns, or (B) chargebacks, refunds, rebates or retroactive price reductions, and then crediting any refund of taxes deducted (all as determined in accordance with Canadian generally accepted accounting principles applied on a consistent basis). In the event a Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales Revenue from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales Revenue of the Combination Product (as defined in the foregoing Net Sales Revenue definition), during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Licensed Product when sold separately in finished form in the country in which the Combination Product is sold and B is the average sale price of the other pharmaceutical product(s) included in the Combination Product when sold separately in finished form in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other pharmaceutical product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other pharmaceutical products(s) included in the Combination Product, Net Sales Revenue for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales Revenue of the Combination Product by the fraction of C/C+D where C is the fair market value of the Licensed Product in the country in which the Combination Product is sold and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product in the country in which the Combination Product is sold. In such event, AltaRex shall in good faith make a determination of the respective fair market values of the Licensed Product and all other pharmaceutical products included in the Combination Product, and shall notify Biomira of such determination and provide Biomira with data to support such determination. Biomira shall have the right to review such determination and supporting data, and to notify AltaRex if it disagrees with such determination. If Biomira does not agree with such determination, the parties shall attempt to reach agreement in good faith as to such respective fair market values.

      As used above, the term "Combination Product" means any product which comprises the Licensed Product and other distinct pharmaceutical products;

      The sale or disposition of a Licensed Product by AltaRex to or among its Sublicensees shall not be subject to royalties based upon Net Sales Revenue, unless such Sublicensee is the end user of the Licensed Product, but rather shall be calculated upon the sale or disposition of a Licensed Product by any such Sublicensee to an independent third party. If the Sublicensee is the end user of the Licensed Product and the transaction with such Sublicensee is not an "arms' length" transaction, then the "amount received" shall be the greater of (a) the actual amount received, or (b) the amount which would have been received had such sale or other disposition of the Licensed Product been to a person at arms' length with the seller.

(19) "Patent Rights" means the patent applications referred to in Exhibit A to this Agreement, together with all continuations, divisionals, continuations-in-part, and any foreign equivalents, and any patents issuing therefrom, including any reissues thereof, related to the Licensed Products and Technology;

(20) "Proprietary Rights" means the Patent Rights and all copyrights, trademarks, industrial designs and other intellectual property rights or benefits (including Know-How) specifically relating to Anti-Idiotype Applications of the B43 Antibody, the B43 Working Cell Bank and the Data, in each case owned or controlled by Biomira or Biomira Research, Inc., but excluding the Multi-Epitopic Patent Rights;

(21) "Royalty Period" means the period commencing on the Effective Date of the Original Agreement and ending, on a country-by-country basis, on the latest to occur of (i) ten (10) years after the first January 1 following the First Commercial Sale of a Licensed Product in such country, or (ii) in consideration of the compromise of claims between the parties relating to the use of Biomira Data in the Multi-Epitopic Patent Rights application, the date of expiration of the last patent included in the Multi-Epitopic Patent Rights, if any, in such country;

(22) "Sublicensee" means any person to whom AltaRex or any such person, directly or indirectly, transfers any rights or privileges granted under this Agreement, by sublicense or otherwise, to, among other things, enable such person to make, use or sell Licensed Products;

(23) "Technology" means collectively the B43 Antibody, the B43 Working Cell Bank, the Data and the Proprietary Rights as they relate to Anti-Idiotype Applications.

2.1   Grant of Rights

      Subject to the terms. and conditions of this Agreement, Biomira hereby grants to AltaRex and AltaRex hereby accepts (a) in consideration of the up-front payment of $150,000 under Section 4.1 hereof, an exclusive worldwide right and license under the Patent Rights, and (b) in consideration of the Net Sales Revenue Royalty under Section 4.2 hereof, an exclusive worldwide right and license under the Proprietary Rights, exclusive of the Patent Rights, in either case (being (a) or (b) above) to use the B43 Antibody, the B43 Working Cell Bank, and the Data to develop, commercialize, manufacture, make, use and sell Licensed Products solely for Anti-Idiotype Applications, including the right to grant sublicenses to third parties, subject to the terms and conditions of this Agreement. AltaRex, on behalf of itself and its Affiliates, expressly agrees not to disclose or provide rights to any technology of Biomira other than the Technology (and with respect to the Technology only upon the terms set forth in this Agreement), or to make, or permit their respective employees, agents or consultants to make, any statements with respect to Biomira or any technology of Biomira other than the Technology (and with respect to the Technology only as specifically authorized in this Agreement), or other than with respect to information which is already fully in the public domain through no fault of AltaRex or its Sublicensees. AltaRex shall, and shall require each Sublicensee to, include in any sublicense agreement a provision binding upon the Sublicensee that is substantially similar to the provisions of this preceding sentence. Biomira on behalf of itself and its Affiliates, expressly agrees not to permit their respective employees, agents or consultants to make any statements with respect to AltaRex or any technology of AltaRex other than as is specifically authorized under this Agreement or other than with respect to information which is already fully in the public domain through no fault of Biomira or its Affiliates or sublicensees. AltaRex shall promptly notify Biomira in writing of any sublicense or other transfer of all or any of the rights granted by Biomira under this Agreement and shall ensure that the written commitment of each Sublicensee (as a term of the agreement with the Sublicensee) is obtained to abide by all terms and conditions of this Agreement applicable to such Sublicensee as a sublicensee, assignee or otherwise.

2.3   Termination

(1) Any party to this Agreement shall have the right to terminate this Agreement forthwith upon forty-five (45) days' prior written notice if the other party defaults in the performance, observance or fulfillment of any of its obligations under this Agreement. The termination shall become effective at the end of the forty-five (45) day period unless the breaching party cures such breach during such forty-five (45) day period. Notwithstanding the foregoing, in the event that AltaRex has prior to the occurrence of such breach (i) granted to a financially sound third party a license to manufacture, market or otherwise use the Technology and Proprietary Rights and (ii) has designated such third party as the designated licensee of AltaRex (the "Designated Licensee") by written notice to Biomira setting forth, among other things, the name, address and fax number of the Designated Licensee, Biomira shall also provide written notice of default to the Designated Licensee at the address and/or fax number provided to Biomira by AltaRex, and the Designated Licensee shall have the right to cure such default within such forty-five (45) day period. At any given time, AltaRex shall only be entitled to designate one
      (1) Designated Licensee for purposes of this Agreement.

(2) Either party to this Agreement shall have the right to terminate this Agreement forthwith upon written notice to the other party upon the happening of any of the following events with respect to the other party:

      (i)   such party becomes bankrupt or insolvent;

      (ii) such party ceases or threatens to cease to carry on business, or takes or threatens to take any action to liquidate its assets or institutes any proceedings under bankruptcy, reorganization, receivership, insolvency or other similar laws affecting the rights of creditors generally or the making by such party of a composition or an assignment or trust mortgage for the benefit of creditors;

      (iii) the liquidation, termination of existence or dissolution of such party, or the voluntary appointment of a receiver, receiver-manager or custodian for such party or any of its property; or

      (iv) the institution against such party of any proceedings under any bankruptcy, reorganization, receivership, insolvency or other similar laws affecting the rights of creditors generally, which proceedings are not dismissed within thirty (30) days of the date of filing thereof, or any involuntary appointment of a receiver, receiver-manager or custodian for such party or any of its property if such appointment is not terminated or dismissed within thirty
            (30) days thereof.

Notwithstanding the foregoing, AltaRex shall have the right during the five (5) day period immediately following receipt of the default notice referred to in this Section 2.3(2) to assign all of its rights and obligations under this Agreement to the Designated Licensee and this Agreement shall remain in full force and effect provided that the Designated Licensee is financially sound at the time in question and agrees in writing, during such period, to be bound by the terms of this Agreement in the place and stead of AltaRex and all defaults hereunder are cured.

2.4   Protecting the Technology

Biomira is not aware, as of November 24, 1995 (the effective date of the Original Agreement), that the Technology infringes the rights of any third party and agrees to use all reasonable efforts to protect the Technology during the term of this Agreement. Except as required by law or any regulatory authority, Biomira agrees not to knowingly provide, sell, license, assign or supply the Technology for Anti-Idiotype Applications to any person or entity that is not a party to this Agreement. AltaRex shall, and shall cause each Sublicensee (by ensuring that the written commitment of the Sublicensee is obtained as a term of the agreement granting the subject rights to the Sublicensee) to, cooperate with and provide reasonable assistance to Biomira in connection with protecting the Technology and other rights granted by Biomira under this Agreement including, without limitation, in relation to infringement actions against third parties.

2.7   Sublicense Agreements

(1) Within fifteen (15) days after AltaRex or any Sublicensee grants a sublicense to a Sublicensee, AltaRex shall provide extracts from such sublicense agreement to Biomira. Such extracts shall consist of the following provisions of the sublicense agreement: (i) the identity of the Sublicensee; (ii) the scope/field of the use of the Sublicensee under the sublicense agreement; and (iii) the provisions required to be included in the sublicense agreement pursuant to the following sections of this Agreement (and any other provisions, such as defined terms, which may be reasonably necessary to permit an understanding of such provisions):
      Section 2.1, Section 2.4, Section 2.7, Section 3.5, Section 4.3 Section 4.5, Section 4.6, Article V, Section 6.1.1, Section 6.1.2 and a termination provision similar to that set forth in Section 2.3. The provisions of the sublicense agreement referred to in subsection (iii) are referred to as the "Designated Sublicense Provisions".

(2) AltaRex agrees to ensure that the Designated Sublicense Provisions are included in each sublicense agreement with a Sublicensee (whether granted by AltaRex or a Sublicensee) and that such Designated Sublicense Provisions will not be amended (except for an amendment which in no way derogates from AltaRex's obligations under this Section 2.7) or deleted prior to the termination of the sublicense in question. AltaRex shall use commercially reasonable efforts to enforce or cause to be enforced the Designated Sublicense Provisions against Sublicensees. AltaRex shall in a timely manner keep Biomira informed as to any breaches by any Sublicensee of the Designated Sublicense Provisions. In the event that Biomira believes that a Sublicensee has breached any of the Designated Sublicense Provisions, it may, in its discretion, provide notice of such claimed breach to AltaRex and AltaRex shall, within fifteen (15) days after receipt of such notice, use commercially reasonable efforts to cause the Sublicensee to comply with the applicable Designated Sublicense Provisions and AltaRex shall take or cause to be taken such other steps as may be commercially reasonable under the circumstances, including the exercise of the termination remedies in the applicable sublicense agreement with respect to a Sublicensee which has breached any of the Designated Sublicense Provisions. In the event that AltaRex fails to enforce or cause to be enforced the Designated Sublicense Provisions against the relevant Sublicensees, despite having used commercially reasonable efforts, Biomira shall have the right to seek an injunction and/or bring an action(s) for damages and/or specific performance against such Sublicensees and, in order to enable Biomira to carry out the foregoing, AltaRex shall, as directed by Biomira, either assign or cause to be assigned to Biomira in a timely manner any and all actions or causes of action(s) relating to the claimed breach of the Designated Sublicense Provisions or permit Biomira or cause Biomira to be permitted to pursue such action(s) in the name of AltaRex or other applicable party. In no event, however, shall the foregoing be construed to permit or provide Biomira with the right to itself directly exercise the termination remedies in the applicable sublicense agreement.

(3) Biomira and AltaRex agree that the obligations of AltaRex under this Agreement in relation to sublicensing of any rights granted under this Agreement (including without limitation the obligations with respect to the Designated Sublicense Provisions and Biomira's rights under Section 2.7(2)) shall apply mutatis mutandis to any other transfer by assignment or otherwise of any rights or privileges granted by Biomira under this Agreement.

3.5   Compliance with Laws

AltaRex, on behalf of itself and its Affiliates, agrees to comply in all material respects with any and all applicable local, state, provincial, national, federal and/or international laws and regulations pertaining to the development, testing, manufacture, promotion, sale and disposition of Licensed Products and to mark all Licensed Products or their packaging with all applicable patent numbers and similarly to indicate "patent pending" status and to make such other markings as are necessary to preserve the Patent Rights. AltaRex shall obtain the agreement of each Sublicensee to comply with the provisions of this Section 3.5.

4.3   Reports

Within sixty (60) days of June 30 and December 31 in each calendar year following the First Commercial Sale of Licensed Products, AltaRex shall provide to Biomira a written report, certified by a senior officer of AltaRex, showing in reasonable detail and in such form as Biomira may reasonably request:

4.3.1 the Net Sales Revenue (including Net Sales Revenue by Sublicensees) during the preceding six-month period;

4.3.2 the basis for the calculation of all royalties and other amounts payable by AltaRex to Biomira pursuant to this Agreement; and

4.3.3 such other reasonable information with respect to the foregoing as Biomira may request.

4.5   Records

AltaRex shall maintain adequate and complete records (and shall require its Sublicensees to maintain such records) showing:

4.5.1 the Net Sales Revenue received by AltaRex or any Sublicensees; and

4.5.2 the basis for the calculation of all royalties and other amounts payable by AltaRex to Biomira pursuant to this Agreement.

AltaRex shall retain such records (and shall require each Sublicensee to retain such records) for a period of five (5) years from the date of their making.

4.6   Audit Inspection

(1)   AltaRex and its Affiliates shall make available the records referred to in
      Section 4.5 for the prior five (5) year period on reasonable notice during AltaRex's normal business hours for inspection by a national firm of chartered accountants or certified public accountants on behalf of Biomira PROVIDED HOWEVER no one will be allowed to inspect any records of AltaRex and its Affiliates without having first signed a confidentiality agreement provided by AltaRex which shall contain only terms which are consistent with industry standards in similar circumstances and which will not restrict the accountants in question from pursuing the inspection rights hereunder and reporting to Biomira. Any such inspection shall be made at the expense of Biomira unless it is determined that Biomira was entitled to receive a sum which varied greater than ten (10%) percent from the amount reported by AltaRex as due and payable to Biomira for the period covered by the inspection, in which case AltaRex shall pay the reasonable costs of such inspection and interest, as provided in Section 4.4. AltaRex and its Affiliates shall cooperate fully with the chartered accountants or certified public accountants conducting the inspection provided for in this Section 4.6.

(2) In the event that AltaRex conducts an audit of the records and books of account of a Sublicensee, the audit report shall be provided to Biomira by the chartered accountant or certified public accountant at the same time that such report is provided to AltaRex. In addition, in the event that Biomira believes that it would be appropriate to conduct an audit of the records and books of account of a Sublicensee (other than an Affiliate of AltaRex), Biomira shall notify AltaRex and AltaRex shall promptly use commercially reasonable efforts to cause such audit to be conducted, with the audit report to be provided simultaneously to AltaRex and Biomira. AltaRex shall obtain the written agreement of each Sublicensee to permit the conduct of such audits and the provision of the audit report to Biomira. Biomira agrees to treat each such audit report as Confidential Information of AltaRex.

                                    ARTICLE V
                                 CONFIDENTIALITY

5.1   Confidentiality

5.1.1 Subject to Section 5.2 of this Agreement, all Confidential Information shall be held in strict confidence by each of the parties to this Agreement and each party to this Agreement shall employ or cause to be employed diligent efforts and reasonable care in order to ensure that such Confidential Information is not made available to any third party excepting only as required under this Agreement, or to the directors, officers, employees and consultants of such party to this Agreement whose duties require disclosure of the same and then (in any such case) only if the parties to whom such Confidential Information is being disclosed have given to each of the parties to this Agreement an enforceable undertaking (in form acceptable to Biomira and AltaRex, acting reasonably) not to disclose such Confidential Information to any other party, provided that AltaRex may disclose Confidential Information to a Sublicensee so long as such Sublicensee has agreed to treat the Confidential Information in the manner provided in this Article V.

5.1.2 Subject to Section 5.1.3 of this Agreement, Confidential Information which is obtained by any party to this Agreement from a third party without obligation of confidence (provided, however, that such third party has no obligation of confidence to one of the parties hereto) or which becomes public knowledge otherwise than through the fault of a party to this Agreement or any of such party's directors, officers, agents, consultants, servants or employees, shall be deemed to be in the public domain and accordingly Section 5.1.1 of this Agreement shall not apply to such portion of the Confidential Information which has been so obtained or which has become public knowledge.

5.1.3 Confidential Information which is specific shall not be deemed to be within the public domain merely because it is embraced by general knowledge in the public domain. Further, any Confidential Information dealing with any combination of features of a specific matter shall not be deemed to be within the public domain, unless the combination of features and the principle of operation are in the public domain.

5.1.4 Each party to this Agreement shall, upon the termination of this Agreement, return all corporeal Confidential Information to the owner of such Confidential Information with a written undertaking that no copies, duplicates or progeny have been retained.

5.1.5 Each of the parties of this Agreement acknowledges that the other parties to this Agreement would suffer irreparable harm as a result of the breach of any of the non-disclosure and confidentiality obligations set forth in this Article 5 and that legal remedies are inadequate; therefore, each of the parties to this Agreement agrees that, in addition to any damages and other remedies that the other parties to this Agreement may be entitled to as a result of such a breach, the other parties to this Agreement shall be entitled to an order from a court of competent jurisdiction restraining such party from breaching or continuing to breach any of the provisions of this Article 5.

5.1.6 The covenants of the parties under this Article 5 shall continue in full force and effective notwithstanding the termination of this Agreement by effluxion of time or otherwise.

5.1.7 In the event either party is required by law or any governmental or regulatory authority having jurisdiction to disclose any information that party has the right to do so subject to such party hereto using its best efforts to take all reasonably available means to keep details of this Agreement and its terms and the Confidential Information of the other party confidential.

5.1.8 Nothing in this Agreement shall prevent AltaRex through its officers, employees or agents from presenting or publishing such information related to the Technology as is necessary for the commercialization of Licensed Products, including, but not limited to, the use of the Technology in patent applications and patents, communications with regulatory authorities, scientific publications and presentations and marketing materials; PROVIDED THAT AltaRex shall ensure that in doing so, no Biomira Confidential Information other than Biomira Confidential Information relating to the Technology will be disclosed without Biomira's prior written consent which may be unreasonably withheld

6.1.1 AltaRex has agreed to acquire the rights granted under this Agreement, and all of the data and other materials acquired hereunder on an "as is" basis. AltaRex shall, and shall require each Sublicensee to, include a provision in each agreement with a Sublicensee acknowledging the prior sentence. Accordingly, AltaRex shall accept the entire responsibility related to or arising out of the use by AltaRex or any Sublicensee of the Technology or the development, manufacture, use or sale of any product based on the Technology. Except as set forth in Section 2.3, Biomira makes no warranties, whether expressed or implied, as to any matter whatsoever to AltaRex or any third parties with respect to the Technology, any Licensed Product or any aspect thereof, including without limitation, as to the validity of any right granted by Biomira under this Agreement or that any such right or Licensed Product will be free from infringement of the rights of third parties. If AltaRex or any Sublicensee receives written notice that any Licensed Product or right granted under this Agreement constitutes an infringement of the rights of a third party, AltaRex shall, if it or any Sublicensee intends to continue to develop, manufacture, use or sell such Licensed Product, within fifteen (15) days after receipt of such notice, provide to Biomira a means reasonably satisfactory to Biomira, whereby Biomira shall be fully protected from damages, actions, claims, costs and expenses which may arise as a result of the decision of AltaRex or any Sublicensee to continue to develop, manufacture, use or sell the Licensed Product or to use such right. If, after complying with the preceding sentence, AltaRex or any Sublicensee continues to develop, manufacture, use or sell the Licensed Product or use such right, AltaRex or such Sublicensee does so at its own risk and AltaRex will and does hereby indemnify Biomira for any damages, actions, claims, costs and expenses incurred by Biomira, except as provided in Section 2.3, which may arise as a result of AltaRex, its Affiliates or Sublicensees continuing to develop, manufacture, use or sell the Licensed Product or use such right.

6.1.2 AltaRex, on behalf of itself and its Affiliates, acknowledges that the Technology is the property of Biomira and that Biomira has made no representations or warranties to AltaRex in connection with the Technology under this Agreement and AltaRex hereby agrees that it will not make any claim or demand against Biomira or any of its officers, directors, employees, agents or consultants for any loss, cost, damage or expense, whether direct or indirect or consequential, suffered or sustained by AltaRex or any person claiming through AltaRex, which is based upon, arises out of or is connected with the Technology and AltaRex hereby waives as against Biomira, its officers, directors, employees, agents and consultants all such claims and demands. In any agreement with a Sublicensee, AltaRex shall secure or cause to be secured a similar covenant from such Sublicensee.

                                   APPENDIX F

                      COSTS ASSOCIATED WITH LOTS #2 AND #3


ABBOTT                              U.S.$[**]
    RELATED SUPPLIES                U.S.$[**]

CHARLES RIVER LABORATORIES          U.S.$[**] FOR LOT #2

                                    U.S.$[**] ESTIMATED FOR LOT #3

SP PHARMA (FILL FINISH)             U.S.$[**] FOR LOT #2
                                    U.S.$[**] ESTIMATED FOR LOT #3

OTHER MISCELLANEOUS VENDORS         U.S.$[**] FOR BOTH LOTS

TOTAL                               U.S.$[**] FOR BOTH LOTS